Exhibit 10.1

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

LICENSE AND COMMERCIALIZATION AGREEMENT

THIS LICENSE AND COMMERCIALIZATION AGREEMENT (“Agreement”) dated as of July 31, 2022 (“Signing Date”) is entered into between Bioprojet Société Civile de Recherche, an independent (privately owned) research company organized under the laws of France and having its principal place of business at 30, rue des Francs-Bourgeois, 75003 Paris, France (together with its Affiliates, including Bioprojet Pharma SAS and Bioprojet Europe Ltd., “Bioprojet”) and Harmony Biosciences, LLC, a limited liability company organized under the laws of Delaware and having its principal place of business at 630 W. Germantown Pike, Suite 215, Plymouth Meeting, Pennsylvania, USA (“Harmony”).

BACKGROUND

A.Bioprojet developed the pharmaceutical product Wakix® and owns or controls certain patents, know-how and other intellectual property relating to Wakix® (the “Wakix Product”). The Parties entered a license and commercialization agreement on July 28, 2017 whereby Bioprojet granted Harmony certain exclusive rights and licenses to commercialize the Wakix Product (the “LCA”).
B.Harmony and Bioprojet now wish to collaborate with respect to the co-Development, Commercialization and Manufacture of two or more potential formulations or indications of the Wakix Product in the Field (each as defined below) from the Bioprojet portfolio, all on and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1

DEFINITIONS

In addition to the capitalized terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below, except as otherwise provided herein.

1.1“Affiliate” of a Party shall mean any person, corporation or other entity that, directly or indirectly, controls, is controlled by, or is under common control with such Party, as the case may be. As used in this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) shall mean the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting share capital in such person, corporation, or other entity, or by contract or otherwise.
1.2“Active Sales” means: (i) actively approaching or engaging with specific actual or potential customers in a territory by, for instance, email, direct mail, telephone conversations visits or detailing; or (ii) actively approaching or engaging with actual or potential customers in a territory through advertisement in media or other promotions specifically targeted at any customers in that territory, including, without limitation, through social media or website activities.
1.3“Additional Formulation” means any formulation of the Wakix Product other than its initial formulation under the LCA, [***], which the Parties may agree from time to Develop under this Agreement.
1.4“Additional Indication” means any Indication for which a separate IND, NDA or MAA has been filed by Harmony for a Product, which the Parties may agree from time to Develop under this Agreement, other than the Target Indications.

1.5“Annual Net Sales” means, with respect to a particular Contract Year, all Net Sales during such Contract Year.
1.6“Anti-Corruption Laws” means all Applicable Laws, regulations, orders, judicial decisions, conventions, and international financial institution rules regarding corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses to public officials, healthcare professionals, and private persons, agency relationships, commissions, lobbying, books and records, and financial controls, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1 et seq.).
1.7“API” shall mean the active pharmaceutical ingredient pitolisant hydrochloride (INN).
1.8“Applicable Laws” means any law, statute, ordinance, written rule or regulation, order, injunction, judgment, decree, constitution, or treaty enacted, promulgated, issued, enforced, or entered by any governmental authority applicable to any Party or such Party’s businesses, properties, or assets.
1.9“Approved Subcontractors” shall have the meaning set forth in Section 2.2(d).
1.10“Bioprojet Know-How” shall mean with respect to a given Product, all Know-How relating to the Product (including the Data), to the extent Controlled by Bioprojet as of the Signing Date or thereafter during the Term of this Agreement, and needed by or reasonably useful to Harmony in order for Harmony to co-Develop, Manufacture and Commercialize the Product(s) in the Harmony Territory, or perform its obligations under this Agreement and includes Bioprojet’s right and interest in and to any Joint Inventions and the Collaboration IP. Notwithstanding the foregoing, Bioprojet Know-How shall in any case include all such items that are generated by or under authority of Bioprojet, or any of its Sublicensees, in connection with the Development and Commercialization of the Product(s) in the Bioprojet Territory during the Term of this Agreement.
1.11“Bioprojet Patents” shall mean all Patents Controlled by Bioprojet as of the Signing Date or during the Term, together with all additions, divisions, continuations, substitutions, re-issues, re-examinations, registrations, patent term extensions, supplemental protection certificates, and renewals of any such Patents and Covering (a) the compositions of matter of a Product; (b) methods or processes directed to the Manufacture of a Product; or (c) methods of use, administration or formulation of a Product, including without limitation, the Patents that are listed in Exhibit 1.11 hereto and includes Bioprojet’s right and interest in and to any Joint Patents.
1.12“Bioprojet Territory” shall mean for the Product(s), all countries in the world other than the countries in the Harmony Territory.
1.13“Business Day” means a day other than Saturday, Sunday or any day on which commercial banks located in Paris, France and New York City, New York, U.S. (as applicable) are authorized or obligated by Applicable Law to close; provided, that, for clarification, commercial banks shall not be deemed to be authorized or obligated by law to close due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in Paris, France and New York City, New York, U.S. (as applicable) generally are open for use by customers on such day.
1.14“Calendar Quarter” shall mean each three (3) consecutive calendar months ending on each March 31, June 30, September 30 and December 31 provided, that: (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first such three (3)-month period thereafter; and (b) the final Calendar Quarter of the Term shall extend from the first day of such three (3)-month period until the last day of the Term.
1.15“Claims” means all Third Party demands, claims, actions, proceedings, and liability (whether criminal or civil, in contract, tort, or otherwise) for losses, damages, reasonable legal costs, and other reasonable expenses of any nature whatsoever.

1.16“Clearance Date” shall mean the date on which the HSR waiting period expires or is terminated.
1.17“Clinical Studies” shall mean any clinical studies with respect to a Product, including pre-clinical and non-clinical studies comprising part of the Development Plan for a Product, Phase 1 Studies, Phase 2 Studies, Phase 3 Studies and Phase 4 Studies, or similar clinical studies prescribed by the Regulatory Authorities in a country or (where applicable) region that is not the United States.
1.18“CMC” means chemistry, manufacturing and controls.
1.19“CMC Development” means the CMC-related Development activities related to the composition, manufacture, and specification of a Product intended to assure the proper identification, quality, purity and strength thereof, including: site transfer, test method development and stability testing, process development, process improvements (improving product robustness or manufacturing efficiencies), drug substance development, process validation, process scale-up, formulation development, delivery system development, QA and QC development.
1.20“Collaboration IP” shall mean all Inventions and other Know-How arising from the Parties’ joint activities under this Agreement, including any Patents which claim or otherwise disclose such Inventions.
1.21“Commercialization” shall mean, with respect to the Product(s), any and all processes and activities directed to selling, offering for sale (including any application for pricing and reimbursement approvals and more generally, any pricing, reimbursement and market access activities), distributing, detailing, marketing, advertising, promoting, storing, transporting, distributing, importing, and other commercial exploitation activities; provided, however, that Commercialization shall exclude Development and Manufacturing activities. “Commercialize” and “Commercializing” shall have their correlative meanings.
1.22“Commercialization Plan” means a strategic commercialization plan for a Product in the Field for the Harmony Territory (which plan shall be updated on a periodic basis but no less than twice annually by the Parties).
1.23“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, that level of efforts and resources commonly dedicated in the pharmaceutical industry by a company of similar size and resources as such Party and its Affiliates to the analogous development or commercialization activities of a product of similar commercial potential and at a similar stage in its lifecycle to accomplish a similar objective under similar circumstances exercising reasonable business judgment, it being understood and agreed that, with respect to the Exploitation of a Product, such efforts shall not be less than those efforts and resources commonly used by such Party with respect to any other product owned by it or to which it has rights, which product is of similar market and economic potential as such Product, and is at a similar stage in its Development or product life as such Product.
1.24“Confidential Information” means all Harmony Know-How, Bioprojet Know-How and other proprietary information and data of a financial, commercial, or technical nature which the disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party or any of its Affiliates, whether made available orally, in writing, or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs, or formulae. Notwithstanding the foregoing, the existence of, and the terms and conditions of, this Agreement shall be considered Confidential Information.
1.25“Contract Year” shall mean each period of time comprised of four consecutive, full Calendar Quarters following the First Commercial Sale of Product by Harmony. For clarity, the first Contract Year shall mean the first four consecutive, full Calendar Quarters following the First Commercial Sale of the first Product by Harmony, the second Contract Year shall mean the immediately subsequent four Calendar Quarters, and so forth.
1.26“Control” (including any variations such as “Controlled” and “Controlling”), in the context of trademarks, know-how, Patents and other intellectual property rights, data and/or other information or assets, shall mean that such Party or its Affiliate owns or possesses rights to such trademarks, know-how, Patents and other intellectual property rights, data and/or other information or assets, as applicable, sufficient to grant the applicable license or sublicense under this Agreement, in each case, without breaching the terms of any agreement with a Third Party or misappropriating the proprietary or trade secret information of a Third Party.
1.27“Cover” means, with respect to a Product, that, but for a license granted to a person under a claim included in a Patent, the Exploitation of such Product in the Field in the Territory by such person would infringe, or contribute to or induce the infringement of, such claim (or, with respect to a claim that has not yet issued, would infringe such claim if it were to issue as then being prosecuted).
1.28“Data” shall mean, subject to Section 4.9(d), any and all research data, pharmacology data, preclinical data, clinical data and/or all Regulatory Filings and/or other regulatory documentation, information and submissions pertaining to, or made in association with a IND, MAA, NDA or Regulatory Approval, for the Product(s), in each case to the extent Controlled by a Party as of the Signing Date or thereafter during the Term of this Agreement.
1.29“Development” or “Develop” shall mean non-clinical and clinical research and drug development activities and programs, including toxicology, pharmacology, statistical analysis, Clinical Studies (including pre- and post-approval studies), regulatory affairs, and regulatory activities pertaining to designing and carrying out Clinical Studies and obtaining Regulatory Approvals (excluding regulatory activities directed to obtaining pricing and reimbursement approvals).
1.30“Development Budget” means the budget of Development costs and expenses covering all Clinical Study and CMC Development activities contemplated by the applicable Development Plan for each Product, as jointly developed by the Parties (through a Working Group focussed on Development activity) and subject to approval by the JSC and including a twelve (12) month rolling forecast and such other Development costs and expenses that the Parties agree to add to such budget in writing.
1.31“Development Cost Share” shall have the meaning set forth in Section 4.5.
1.32“Development Milestone Payment” means the payment to be made by Harmony to Bioprojet upon the first achievement of the corresponding Development Milestone by Harmony as set forth in Section 6.2.
1.33“Development Milestones” means the Development milestones set forth in Section 6.2.
1.34“Development Plan” means, with respect to a given Product, the global plan for such Product in the Field (which plan shall be updated on a periodic basis but no less than annually by the JSC) covering the activities to be performed by each of the Parties (for at least three (3) years on a rolling basis) with respect to: (i) the research and Development of the Product, with the timing and scope of agreed Clinical Studies, key development milestones and associated timetable (including timing and the sequencing of Development of each Product in the Harmony Territory and the Bioprojet Territory); (ii) the then current target product profile of such Product; (iii) the preparation and submission of Regulatory Filings for the Product(s) to obtain Regulatory Approval for the Product(s) in the Harmony Territory; and (iv) obtaining, maintenance and expansion of Regulatory Approvals for the Product(s) in the Field, as applicable and each as updated and approved in accordance with this Agreement.
1.35“Effective Date” shall mean the date on which the Closing occurs.
1.36“EMA” shall mean the European Medicines Agency or any successor entity thereto.
1.37[***].
1.38“Exploit” means to Develop, have Developed, Manufacture, have Manufactured, use, have used, import, have imported, export, have exported, sell, have sold, and otherwise Commercialize or have Commercialized.
1.39“FDA” shall mean the United States Food and Drug Administration or any successor entity thereto.

1.40“Field” shall mean the diagnosis, therapeutic treatment and/or prevention of (a) narcolepsy (including Type 1 (with cataplexy) and Type 2 and the sleepiness associated therewith) [***], and (b) any Additional Indication(s) which are added to the Target Indications by mutual written agreement of the Parties.
1.41“Field Products” shall mean any pharmaceutical product which is under development for, or has received Regulatory Approval in, one or more Indications in the Field, other than the Product.
1.42“First Commercial Sale” shall mean, with respect to a Product, the first bona fide, arm’s length sale of that Product in the Harmony Territory by Harmony, its Affiliates and/or its Sublicensees to a Third Party following receipt of FDA approval of the first NDA for such Product in the Harmony Territory (in each case no earlier than the first bona fide, arm’s length sale of that Product in the United States by Harmony, its Affiliates and/or its Sublicensees to a Third Party following receipt of FDA approval of the first NDA for such Product in the United States). Notwithstanding the foregoing, sales or transfers of reasonable quantities of a Product for Development, including proof of concept studies or other clinical trial purposes, or for compassionate or similar use, shall not be considered a First Commercial Sale.
1.43“Generic Product” shall mean, with respect to a Product, any prescription pharmaceutical product other than such Product that (a) contains the API and (b) is “therapeutically equivalent” to such Product as evaluated by the FDA, applying the definition of “therapeutically equivalent” set forth in the preface to the FDA’s Orange Book: Approved Drug Products with Therapeutic Equivalence Evaluations (the “Orange Book”).
1.44“Governmental Authority” shall mean any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (i) any government of any country, region, or international community or (ii) a supranational, federal, state, province, county, city or other political subdivision thereof, including the FDA, any of which has binding jurisdiction.
1.45“Harmony Know-How”  shall mean, with respect to a given Product, all Know-How relating to the Product (including the Data), to the extent Controlled by Harmony as of the Signing Date or thereafter during the Term of this Agreement, and needed by or reasonably useful to Bioprojet in order for Bioprojet to co-Develop and Manufacture the Product(s) for Commercialization outside the Harmony Territory, to Commercialize the Product(s) outside the Harmony Territory, or perform its obligations under this Agreement and includes Harmony’s right and interest in and to any Joint Inventions and the Collaboration IP. Notwithstanding the foregoing, Harmony Know-How shall in any case include all such items that are generated by or under the authority of Harmony, or any of its Affiliates or Sublicensees, in connection with the Development and Commercialization of the Product(s) in the Harmony Territory during the Term of this Agreement.
1.46“Harmony Territory” shall mean the United States and its territories, commonwealths and protectorates (including Puerto Rico) and each of the countries of Latin America and their respective territories, commonwealths and protectorates.
1.47“ICH Guidelines” shall mean the International Council for Harmonization guidelines, as amended from time to time.
1.48“IND” shall mean an Investigational New Drug application (as such term is used in United States 21 C.F.R. Part 312, Subpart B) filed with the FDA for authorization to commence Clinical Studies.
1.49“IND Acceptance” means, with respect to an IND, the earlier of (a) the date of receipt by a Party or its Affiliates of written confirmation from the FDA that human Clinical Studies may proceed under such IND in the United States, and (b) the date of the expiration of the applicable waiting period after which human Clinical Studies may proceed under such IND in the United States. Notwithstanding anything set forth herein, “IND Acceptance” shall not be deemed to have occurred in any circumstances where a Party or its Affiliate withdraws any IND filed with the

FDA for a Product at any time prior to the commencement of human Clinical Trials with such Product in the United States.
1.50“Indication” shall mean a separate, defined, and well-categorized class of human disease, disorder, syndrome, or condition for which a separate NDA or MAA may be filed (whether or not such separate NDA or MAA is required or actually filed). For clarity, different stages of the same disease, disorder, syndrome, or condition will not be different Indications, different lines of treatment of the same disease, disorder, syndrome, or condition will not be different Indications, and the treatment or prevention of the same disease, disorder, syndrome, or condition in different populations (e.g., adult and pediatric) will not be different Indications.
1.51“Invention” means any and all inventions and improvements, whether or not patentable, that are conceived or reduced to practice or otherwise made or discovered by or on behalf of a Party (and/or its Affiliates) (whether alone or jointly) in the performance of its obligations, or the exercise of its rights, under this Agreement, including but not limited to, processes, methods, compositions of matter, formulae, formulations, articles of manufacture, discoveries or findings, compounds, products, samples of assay components, media, designs, ideas, programs, software models, algorithms, developments, experimental works, or compilations of data, in each case relating to the Product(s).
1.52“Joint Invention” means any Invention invented, made or discovered jointly by both Parties as further defined in Section 11.1.
1.53“Joint Patent” means all Patents Covering patentable Joint Inventions.
1.54“Joint Steering Committee” or “JSC” has the meaning given in Section 3.1.
1.55“Know-How” means all technical information, know-how, documents, and Data (including datasets), including Inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise, and other technology applicable to compounds, formulations, compositions, or products, to their manufacture, development, registration, use, or commercialization, or to methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them, whether relevant to the development, manufacture, use, commercialization, or other exploitation of (including registration) of products, or which may be useful in studying, testing, development, production, or formulation of products.
1.56“Licensed Assets” shall mean the Bioprojet Know-How, Bioprojet Patents, Product Trademarks, Product trade dress, Regulatory Filings and Regulatory Approvals and Bioprojet’s right and interest in and to any Joint Inventions and Collaboration IP.
1.57“Loss of Market Exclusivity” means, with respect to a Product on either a country-by-country or on an Indication-by Indication basis in the Territory, that the following has occurred:
(a)a Generic Product has been marketed or sold in a country in the Territory; and
(b)following such launch, net sales of such Product in any two consecutive calendar quarters are reduced by greater than 20% (twenty percent) versus the net sales of such Product for any preceding calendar quarter in the country in the Territory, other than for reasons of Product recall or shortage of supply, in the event that such Product is not Manufactured or supplied by or on behalf of Bioprojet.
1.58“MAA” means an application for the authorization to market a pharmaceutical product in any country or group of countries outside the United States, as defined under Applicable Laws and filed with the Regulatory Authority of a given country or group of countries.

1.59“Manufacture” means with respect to a Product, as applicable the planning, purchasing of materials for, manufacturing, producing, processing, compounding, storing, filling, packaging, labelling, leafleting, serialization, testing, quality control, quality assurance, waste disposal, and sample retention of Products and, to the extent required by applicable law and the applicable quality agreement, stability testing and release, and “Manufactured” and “Manufacturing” shall be construed accordingly.
1.60“Material Safety Issue” shall mean that there is an unacceptable potential risk of harm to humans based upon (i) technical data; (ii) pre-clinical safety data, including data from animal toxicology studies; or (iii) the observation of adverse effects in humans following a Product (or product developed outside this Agreement using Collaboration IP) having been administered to or taken by humans.
1.61“NDA” shall mean a New Drug Application, including all supplements and amendments thereto, for the approval of a Product by the FDA.
1.62“NF1” means that formulation of the Wakix Product as further described in the Initial Development Plan at Exhibit 3.1(a) [***], and will be Developed by the Parties under the terms of this Agreement and “NF1” shall include such a product whilst it is at the Development stage;
1.63“NF2” means that formulation of the Wakix Product as further described in the Initial Development Plan at Exhibit 3.1(a) [***], and will be Developed by the Parties under the terms of this Agreement and “NF2 Formulation” shall include such a product whilst it is at the Development stage;
1.64“Net Sales” shall mean, with respect to a Product for any period, the gross amounts billed or invoiced or otherwise received for sales of such Product in the Harmony Territory to Third Parties (other than Sublicensees) by or on behalf of Harmony, its Affiliates and/or Sublicensees, as the case may be, after Regulatory Approval of the applicable Product NDA in the Harmony Territory, less the following deductions for costs incurred by Harmony, its Affiliates and/or Sublicensees in connection with sales of the Product in the Harmony Territory, to the extent solely related to the Product and calculated in accordance with United States Generally Accepted Accounting Principles (“US GAAP”) and the accounting policies of Harmony to the extent consistent with the US GAAP, its Affiliates and/or Sublicensees, as the case may be, consistently applied, for external reporting:
(a)any normal and customary trade, quantity, prompt pay, cash and similar discounts or allowances (including, chargebacks and allowances but excluding payments and other amounts described in clause (f) below) actually granted, allowed or incurred in connection with the sale of the Product;
(b)any normal and customary credits, rebates and allowances granted, allowed or incurred on account of (i) the rejection or return of the Product (including wholesaler and retailer returns and returns of expired or expiring Product), (ii) price adjustments affecting the Product, (iii) billing or quantity errors or (iv) recalls of the Product;
(c)any costs actually paid to a Third Party by Harmony or its Affiliates or Sublicensees for packing, packaging, transportation, importation, postage, shipping and handling charges for the Product, and other charges relating thereto, such as insurance and customs duties, and separately identified on the invoices or other documentation maintained in the ordinary course of business by Harmony or its Affiliates or Sublicensees;
(d)any sales, excise or value added taxes, other consumption taxes, and similar compulsory payments to, or charges by, Governmental Authorities imposed on or charged to Harmony or its Affiliates or Sublicensees in connection with the sale of the Product and separately identified on the invoices or other documentation maintained in the ordinary course of business by Harmony or its Affiliates or Sublicensees;
(e)any actual bad debts actually written off by Harmony or its Affiliates or Sublicensees, as reflected in its audited financial statements for the applicable reporting period or other documentation maintained in the ordinary course of business by Harmony or its Affiliates or Sublicensees provided that if the debt is recovered it will be included in Net Sales; and
(f)any reasonable rebates, reimbursements, fees or other payments or assistance by Harmony or its Affiliates or Sublicensees to (i) wholesalers and other non-affiliated distributors, pharmacies and other retailers, buying groups (including group purchasing organizations), health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, government authorities, or other institutions or health care organizations with respect to the Product; or (ii) patients and other Third Parties (including charitable foundations) arising in connection with any patient assistance, co-pay assistance or similar programs applicable to the Product under which Harmony or its Affiliates or Sublicensees provide to low income, uninsured or other patients the opportunity to obtain Harmony’s pharmaceutical products at no cost or reduced cost. With respect to the calculation of Net Sales:
(i)Net Sales shall only include the value charged or invoiced on the first arm’s length sale to a Third Party.
(ii)Product distributed by Harmony or its Affiliates or Sublicensees (A) for promotional or sampling purposes, without payment or for non-monetary consideration or (B) for use in Clinical Studies shall be disregarded for purposes for calculating Net Sales.
(iii)Sales between Harmony and its Affiliates or Sublicensees for resale shall be excluded from the computation of Net Sales, but the subsequent resale of the Product shall be included within the computation of Net Sales.
1.65“Party” shall mean Bioprojet or Harmony, individually; and “Parties” shall mean Bioprojet and Harmony, collectively.
1.66“Patent(s)” shall mean any patents and patent applications, together with all additions, divisions, continuations, continued prosecution applications, continuations-in-part, substitutions, confirmations, validations, reissues, re-examinations, registrations, patent term extensions, supplemental protection certificates, restoration and renewals of any of the foregoing.
1.67“Phase 1 Studies” shall mean a human clinical trial that would satisfy the requirements of United States 21 C.F.R. § 312.21(a), or a similar clinical study prescribed by the Regulatory Authorities in the EU or a country in the Harmony Territory outside the United States.
1.68“Phase 2 Studies” shall mean a human clinical trial that would satisfy the requirements of United States 21 C.F.R. § 312.21(b), or a similar clinical study prescribed by the Regulatory Authorities in the EU or a country in the Harmony Territory outside the United States.
1.69“Phase 3 Studies” shall mean a human clinical trial that would satisfy the requirements of United States 21 C.F.R. § 312.21(c), or a similar clinical study prescribed by the Regulatory Authorities in the EU or a country in the Harmony Territory outside the United States.
1.70“Phase 4 Studies” shall mean any study(ies) required by the FDA or other applicable Regulatory Authority to be conducted after Regulatory Approval of a Product NDA or MAA (as applicable) in the Harmony Territory as a condition to FDA or such applicable Regulatory Authority granting such Regulatory Approval.
1.71“Product” shall mean the NF1, the NF2 and such Additional Formulations that the Parties agree from time to time pursuant to Section 4.3 that will be Developed by the Parties under the terms of this Agreement and shall include such products whilst they are at the Development stage, each of them being considered as a Product for purposes of this Agreement.

1.72“Product Liability Claim” shall mean any Third Party Claim that is commenced or threatened against a Party alleging product liability, product defect, design, packaging or labeling defect, failure to warn, or any similar action relating to the use or safety of those Products sold by or under authority of Harmony in the Harmony Territory.
1.73“Product Trademarks” shall mean: (a) the product-specific trademarks owned or Controlled by Bioprojet and designated by Bioprojet for use with the Product(s); and (b) any other product-specific trademarks that Bioprojet and Harmony mutually agree upon for use with the Product(s) in the Harmony Territory during the Term of this Agreement.
1.74“Regulatory Approval” shall mean, with respect to a Product in any country or jurisdiction, any and all approvals (including any pricing and reimbursement approvals, as applicable), licenses, permits, certifications, registrations or authorizations of any Regulatory Authority necessary under applicable law in a country or other jurisdiction in order to Develop, have Developed, Commercialize and have Commercialized, Manufacture and have Manufactured, use, sell or market the Product in such country or jurisdiction.
1.75“Regulatory Authority” shall mean the FDA or any other regulatory body with similar regulatory authority within the Harmony Territory or in any jurisdiction outside the Harmony Territory.
1.76“Regulatory Exclusivity” shall mean any exclusive marketing rights or data exclusivity rights conferred by any applicable Regulatory Authority in the Harmony Territory, other than an issued and unexpired Patent, including any regulatory data protection exclusivity (including, where applicable, pediatric exclusivity and/or orphan drug exclusivity) and/or any exclusivity afforded by restrictions on the granting by a Regulatory Authority of regulatory approval to market a Generic Product in the Harmony Territory.
1.77“Regulatory Filing” shall mean all approvals, licenses, registrations, submissions and authorizations made to or received from a Regulatory Authority in a jurisdiction necessary for or in connection with the development, manufacture and/or commercialization of a pharmaceutical product, including any INDs, MAAs and NDAs.
1.78“Royalty Term” shall mean on a Product-by-Product and a country-by-country basis the period commencing on the First Commercial Sale of that Product in a country within the Harmony Territory by Harmony or its Affiliates or Sublicensees and ending on the latest of (x) ten (10) years thereafter; (y) the last to expire Regulatory Exclusivity relating to such Product in such country within the Harmony Territory; or (z) the expiration of the last to expire issued Bioprojet Patent Covering the Manufacture, use or Commercialization of the such Product in such country within the Harmony Territory.
1.79“Sanctions and Export Controls” means any Applicable Laws that prohibits or places restrictions on the supply of certain products, materials, equipment, technology, software, know-how and/or information to certain markets and/or that prohibits or places restrictions on other dealings (including financial transactions) with certain countries or with particular persons or organisations within certain countries.
1.80“SOFR” means Secured Overnight Financing Rate as published by the Federal Reserve Bank of New York from time to time.
1.81“Sublicensee” shall mean a Third Party that has been granted a right to Commercialize the Product(s) in the Harmony Territory pursuant to Section 2.2; and “Sublicense” shall mean an agreement or arrangement granting such rights. As used in this Agreement, “Sublicensee” shall not include a wholesaler or similar distributor or reseller of the Product(s) who does not market or promote the Product(s) (including, any specialty pharmacies).
1.82“Target Indications” shall mean the diagnosis, therapeutic treatment and/or prevention of narcolepsy (including Type 1 (with cataplexy) and Type 2 and the sleepiness associated therewith) [***], and (b) any other Additional Indication(s) added to this Agreement pursuant to Section 4.3.

1.83[***]
1.84“Transaction Documents” shall mean the Pharmacovigilance Agreement, the Trademark License and the other agreements contemplated by and delivered pursuant to this Agreement.
1.85“Third Party” shall mean any person, corporation, or other entity, other than Bioprojet, Harmony and their respective Affiliates.
1.86“United States” shall mean the United States of America and its territories, commonwealths and protectorates (including Puerto Rico).

Article 2

GRANT OF LICENSES

2.1Licenses.
(a)Exclusive Licenses. Subject to the terms and conditions of this Agreement, effective as of the Closing, Bioprojet hereby grants to Harmony exclusive licenses, with the right to grant sublicenses as provided in Section 2.2, to the Product(s) and the Licensed Assets to (i) Manufacture and/or have Manufactured the Product(s) for use or sale in the Field in the Harmony Territory, and (ii) use and/or have used, Commercialize and/or have Commercialized the Product(s) solely in the Field in the Harmony Territory, and in each case to carry out any associated medical affairs or regulatory activities therewith.
(b)Harmony Development License. Subject to the terms and conditions of this Agreement (including Harmony's rights of enforcement under Section 11.3), effective as of the Closing, Bioprojet hereby grants to Harmony a co-exclusive (with Bioprojet and its Affiliates) license, with the right to grant sublicenses as provided in Section 2.2, under the Licensed Assets, including to clinically Develop and register with Regulatory Authorities the Product(s), in the Field, in the Harmony Territory.
(c)Bioprojet License. Subject to the terms and conditions of this Agreement, effective as of the Closing, Harmony hereby grants to Bioprojet a co-exclusive (with Harmony and its Affiliates) license, under the Harmony Knowhow and Harmony’s right and interest in and to any Joint Inventions, to conduct those Development activities with respect to a Product that are specifically allocated to Bioprojet in the applicable Development Plan, including to clinically Develop and register with Regulatory Authorities the Product(s), in the Field, in the Bioprojet Territory.
(d)Certain Clarifications. The rights and licenses granted to Harmony in Section 2.1(a) shall be exclusive even as to Bioprojet and its Affiliates, except that, subject to the terms and conditions herein Bioprojet retains the rights for sale and use outside the Harmony Territory. For clarity, it is understood that, subject to Article 10, nothing in Article 2 shall prevent either Party from publicizing the Product(s) as a part of its pipeline at scientific meetings, trade conferences and the like. It is understood that during the Term, subject to Harmony’s rights under the LCA and without prejudice to Additional Formulations added to this Agreement pursuant to Section 4.3, Harmony shall not research, Develop or Commercialize any products containing the API other than the Product(s) and shall not conduct research as to the Product(s) or any products containing the API and shall not clinically Develop or Commercialize the Product(s) or any products containing the API otherwise than as permitted pursuant to this Agreement. Subject to the licenses and rights granted hereunder with respect to the Product(s) (including under Article 8), Bioprojet retains the right to use (and right to grant licenses to Third Parties to use) the Licensed Assets to Develop and Commercialize products containing the API outside the Harmony Territory and in the Harmony Territory when not restricted pursuant to Section 8.4(a) including with respect to Bioprojet’s [***] program. The Parties agree that activities undertaken in accordance with this Agreement shall not give rise to a breach of the LCA and, without limitation, that any Development activity, Collaboration IP, or Product Developed under this Agreement shall not be progressed, licensed, Developed, Manufactured or otherwise Commercialized (as applicable) under or pursuant to the LCA, but rather shall be progressed, licensed, Developed, Manufactured or otherwise Commercialized (as applicable) under this Agreement.
2.2Sublicensees and subcontractors.
(a)Harmony shall have the right, in accordance with this Section 2.2, to engage: (i) its Affiliates as sublicensees of the Product(s) (including with respect to the Licensed Assets) in the Harmony Territory; or (ii) to engage a Third Party(ies) as a Sublicensee(s) of the Product(s) (including with respect to the Licensed Assets) in the Harmony Territory subject to Bioprojet’s express prior written consent not to be unreasonably withheld, conditioned or delayed. Harmony may grant sublicenses to the rights and licenses granted to Harmony under Section 2.1 to such Affiliates and Third Parties solely on the terms set forth in this Section 2.2(a) and Section 2.2(b) below and, in the case of an Affiliate, solely for so long as such entity remains an Affiliate.
(b)In any event, Harmony shall ensure that each of its Affiliates to whom Harmony grants a sublicense pursuant to Section 2.2(a) and each Sublicensee is bound by a written agreement between Harmony and such Affiliate or Sublicensee, as applicable, that does not conflict with, and contains provisions as protective of the Product(s) and Bioprojet as, this Agreement. Without limiting any of Harmony’s obligations under this Agreement, Harmony shall also ensure that each Affiliate to whom Harmony grants a sublicense pursuant to Section 2.2(a) and each Sublicensee expressly agrees in writing to be bound by all of Harmony’s obligations under this Agreement to the extent applicable to such Affiliate or such Sublicensee.
(c)Harmony shall remain responsible for any actions of its Affiliates and Sublicensees exercising sublicense rights under this Section 2.2 with respect to the rights and licenses granted by Bioprojet to Harmony under this Agreement to the same extent as if such actions had been by Harmony itself. Promptly following the execution of each Sublicense to a Sublicensee, Harmony shall provide Bioprojet with an unredacted executed copy of such Sublicense; and Harmony shall also provide to Bioprojet an unredacted executed copy of any amendment to a Sublicense that relates to the Product(s), promptly following the execution of each such amendment.
(d)Notwithstanding that Development activity will be undertaken jointly by the Parties (and therefore subcontractors may be jointly appointed) it is recognised that each Party may need to appoint subcontractors to perform certain activities on their behalf hereunder therefore the Parties shall, promptly after the Signing Date, use good faith efforts acting reasonably to agree, through the JSC, on a list of mutually acceptable Affiliate and Third Party subcontractors (the “Approved Subcontractors”) that each Party may thereafter use, without prior notice to or consent from the other Party, to perform Development and/or Manufacturing activities and/or associated regulatory matters and activities, provided that it may be reasonable for a Party to limit such approval to a specified activity or matter under this Agreement. Either Party may propose additions to such list of Approved Subcontractors for review and approval from time to time, such approval not to be unreasonably withheld, delayed or conditioned. Each Party shall remain responsible for any actions of its Approved Subcontractor(s) exercising rights under this Section 2.2 with respect to the rights and licenses granted under this Agreement to the same extent as if such actions had been by the applicable Party itself. Promptly following the execution of each agreement with an Approved Subcontractor, the appointing Party shall provide the other Party with an unredacted executed copy of such an Agreement; and an unredacted executed copy of any amendment to such an agreement, promptly following the execution of each such amendment.
2.3Activities Outside the Harmony Territory.

(a)To the extent permitted under Applicable Law, Harmony agrees that neither it, nor any of its Affiliates, will sell or provide or engage in Active Sales of the Product(s) to any Third Party and shall not allow its Sublicensees to sell or provide the Product(s) to any Third Party, if Harmony or its relevant Affiliate or Sublicensee knows, or has reason to know, that Products sold or provided to such Third Party may be sold or transferred, directly or indirectly, for use in the Bioprojet Territory.
(b)To the extent permitted under Applicable Law, Bioprojet agrees that neither it, nor any of its Affiliates, will sell, provide or engage in any Active Sales of the Product(s) to any Third Party and shall not allow its Sublicensees to sell or provide the Product(s) to any Third Party, if Bioprojet or its relevant Affiliate or Sublicensee knows, or has reason to know, that Products sold or provided to such Third Party may be sold or transferred, directly or indirectly, for use in the Field in the Harmony Territory.
2.4No Other Rights.
(a)Except for the rights and licenses expressly granted in this Agreement, Bioprojet retains all rights under its intellectual property, and no additional rights shall be deemed granted to Harmony by implication, estoppel or otherwise.
(b)In particular, except for the rights and licenses expressly granted in this Agreement, the rights and licenses granted to Harmony under this Agreement do not include the right to, and Harmony shall not, Develop or otherwise participate in Development activities for the Product(s) without Bioprojet’s prior written approval (which may be granted through the JSC) and an agreement as to the terms and conditions of such Development and the arising results.
(c)For clarity, the licenses and rights granted to Harmony in this Agreement shall not be construed to convey any licenses or rights under the Bioprojet Patents or the Bioprojet Know-How with respect to any subject matter other than a Product and the licenses and rights granted to Bioprojet in this Agreement shall not be construed to convey any licenses or rights under the Harmony Knowhow, Joint Inventions or Collaboration IP with respect to any subject matter other than a Product.
Article 3

GOVERNANCE

3.1Joint Steering Committee.
(a)Establishment. Within thirty (30) calendar days following the Effective Date, Bioprojet and Harmony shall establish: a Joint Steering Committee (“Joint Steering Committee” or “JSC”) for this Agreement (which may be merged with the “JSC” appointed under the LCA, as appropriate) to collaborate with one another to implement and coordinate their shared and respective activities and oversee, review and coordinate the following (subject to Section 3.4):
1.the co-Development of the pre-clinical, clinical, regulatory (as relates to pre-clinical, clinical and co-Development activities), clinical Manufacturing and other strategies and activities of the Parties under this Agreement relating to the co-Development of the Product(s), including, a strategy for the co-Development of the Product(s) under this Agreement in both the Harmony Territory and the Bioprojet Territory, approval of an initial Development Plan and annexed at Exhibit 3.1(a) and a Development Budget, in each case initially prepared and provided to the JSC by a Working Group focused on Development subject to the provisions of this Article 3: and
2.the regulatory (as relates to Manufacturing activities), medical affairs, Commercialization and Manufacturing strategies and activities of the Parties under this Agreement, including, the registration and Commercialization of the Product(s) in the Field in the Harmony Territory and in the Bioprojet Territory, subject to the provisions of this Article 3.
(b)Duties.
(i)In addition to the activities listed above (and subject to Section 3.4) the JSC shall:
1)Review and approve the clinical activities (including clinical studies/protocols) and associated regulatory activities, regulatory affairs, including as relate to Regulatory Approvals, Regulatory Filings and any related registration activities for Product(s) in the applicable Field in the Harmony Territory (and substantive amendments and updates thereto)  (including from a regulatory perspective);
2)Review and approve arrangements for Development and transfer of any Manufacturing process or Third Party Manufacturing contracts from Bioprojet to Harmony with respect to each Product and Harmony’s proposed Manufacturing arrangements in the applicable Field in the Harmony Territory with respect to such Product;
3)Review and approve any Clinical Studies (and any protocols thereof) intended to be conducted by or on behalf of Harmony and Bioprojet (or either of them if the Parties agree that a Clinical Study shall not be conducted jointly) with respect to the Product(s); and
4)Review the timing and the sequencing of Development of each Product in the Harmony Territory and the Bioprojet Territory, with the United States of America being the initial territory for launch of the Product(s) unless the launch in the United States of America is delayed or the Parties agree, which agreement cannot be unreasonably withheld, that the launch in any other countries coming first would have no detrimental effect on the launch in the United States of America;
5)Determine whether to terminate or discontinue Development of the Product(s) subject to and in accordance with this Agreement and determining whether to include an Additional Formulation or expand the Field to include an Additional Indication under this Agreement.
6)Review an initial Commercialization Plan and any substantive amendments, updates and other modifications thereto from time to time as provided for in this Agreement, in each case initially prepared and provided to the JSC by Harmony.
7)Review high level information relating to the development, regulatory affairs and commercialization of the Products in the Bioprojet Territory as shared by Bioprojet from time to time consistent with past practices with respect to the Wakix Product under the LCA;
8)Provide a forum for the Parties: (A) to review, discuss and agree upon, to the extent permitted by Applicable Laws and as set forth in Section 3.4, material issues pertaining to the marketing, distribution and Commercialization of each Product in the Harmony Territory and, to the extent that any such activity is reasonably likely to negatively impact the marketing, distribution, Commercialization, or the FDA-approved label of the such Product in the Harmony Territory, in the Bioprojet Territory, including, medical affairs, market access and price (to the extent permitted by Applicable Law)/branding positioning strategies for such Product and matters pertaining to Regulatory Filings and Regulatory Approvals for such Product; and (B) to discuss their respective activities with respect to the foregoing matters, for the avoidance of doubt nothing in this Agreement will interfere with the ability of Harmony and Bioprojet to negotiate with customers the selling price for the Product(s) in the Harmony Territory and the Bioprojet Territory respectively;
9)Provide a forum for resolving matters referred to the JSC pursuant to the procedures set out in Section 3.4 below; and
10)Perform such other duties and responsibilities as are specifically assigned to the JSC in this Agreement.
3.2Membership. The JSC shall be composed of an equal number of representatives from each of Harmony and Bioprojet (or a Bioprojet Affiliate), selected by such Party. Unless the Parties otherwise agree, the exact number of representatives for each of Harmony and Bioprojet shall be three (3) representatives. Either Party may replace its respective JSC representatives (as applicable) at any time with prior written notice to the other Party; provided that the criteria for composition of the JSC set forth in the preceding sentence continues to be satisfied following any such replacement of a Party’s representative on the JSC. The Parties reserve the right to establish a separate JSC structure for each Product Developed under this Agreement, each to be established on the basis of the framework set out in this Article 3.
3.3Meetings. The JSC shall meet at least once each Calendar Quarter, or at such other intervals as agreed to by the Parties. All JSC meetings may be conducted by telephone, videoconference or in person as determined by the JSC; provided that the JSC shall meet in person at least once each calendar year, if health and safety protocols allow for such travel. Unless otherwise agreed by the Parties, all in-person meetings for the JSC shall be held on an alternating basis between Bioprojet’s facilities and Harmony’s facilities. Each Party shall bear its own personnel and travel costs and expenses relating to JSC meetings. With the consent of the Parties (not to be withheld unreasonably), other appropriate employee representatives of the Parties may attend the JSC meetings as non-voting observers. The Parties shall establish procedures to facilitate communications between the JSC and the Working Groups hereunder and the relevant internal committees, teams or boards within each Party in order to maximize the efficiency of the Parties’ activities pursuant to this Agreement.
3.4Decision-Making.
(a)Subject to the remainder of this Section 3.4, decisions of the JSC shall be made by unanimous vote, with at least one (1) representative from each Party participating in any vote.
(b)In the event that the JSC do not reach consensus with respect to a particular matter within five (5) business days after the matter is submitted to the applicable committee, then either Party may, by written notice to the other Party, have such matter referred to (i) Bioprojet’s Chief Executive Officer on the part of Bioprojet and (ii) Harmony’s Chief Executive Officer on the part of Harmony (collectively, “Senior Executives”) who shall meet promptly and negotiate in good faith to attempt to resolve the dispute.
(c)If, despite such good faith efforts, the Senior Executives are unable to resolve such dispute during such meeting, then:
(i)if such dispute relates to the Commercialization Plan (other than with respect to matters that relate to any proposed reduction of the level of resources to be committed by Harmony under the Commercialization Plan, including the number of deployed sales representatives and the marketing and promotional spending, which matters shall be subject to clause 3.4(c)(vi)below), the labeling of the Product(s) (including negotiations with the FDA or other Regulatory Authority applicable to the Harmony Territory related thereto), regulatory activities or medical affairs strategies and activities in the Territory, Harmony shall have the right to cast the deciding vote on such matter;

(ii)if such dispute relates to the price/branding positioning strategy of the Product(s) in the Harmony Territory, Harmony shall have the right to cast the deciding vote on such matter;
(iii)if such dispute relates to plans for any Clinical Study intended to be conducted by or on behalf of Harmony with respect to a Product, such Clinical Study will not be conducted without Bioprojet’s vote, unless such Clinical Study is required by any Regulatory Authority in the Harmony Territory so as to maintain any Regulatory Approval in the Harmony Territory;
(iv)without prejudice to Section 3.4(c)(iii), if a dispute relates to the Development and regulatory strategy of a Product in the United States, Harmony shall have the right to cast the deciding vote on such matter;
(v)without prejudice to Section 3.4(c)(iii), if a dispute relates to the Development and regulatory strategy of the Products in the European Union, Bioprojet shall have the right to cast the deciding vote on such matter;
(vi)for any other matters to be decided by the JSC including for clarity matters pertaining to any reduction to the overall level of resources to be committed by Harmony under the Commercialization Plan, no such matters shall be implemented without unanimous consent of the Parties.
(d)For clarity, neither Party shall have the right to cast a deciding vote to excuse itself from any of its obligations specifically enumerated under this Agreement.
3.5Working Groups. From time to time, the JSC may establish and delegate duties to sub-committees or teams (each, a “Working Group”) to oversee particular projects or activities within their respective authority, including clinical, regulatory, commercial, supply and pharmacovigilance. Each Working Group and its projects or activities shall be subject to the oversight, review and approval of, and shall report to, the JSC. Any Working Group shall be composed of an equal number of representatives from each of Bioprojet and Harmony, selected by such Party, and the total number of members of each Working Group will be determined by the JSC. Each Working Group shall meet at such times and in such places as directed by the JSC. In no event shall the authority of any Working Group exceed that specified for the JSC.
3.6Alliance Managers. Within thirty (30) calendar days following the Effective Date, each Party shall appoint a representative (“Alliance Manager”) to facilitate communications between the Parties and to act as a liaison between the Parties with respect to such other matters as the Parties may mutually agree in order to maximize the efficiency of this Agreement and the collaboration hereunder. Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party.
3.7Scope of Governance. Notwithstanding the creation of the JSC, and/or any Working Group, each Party shall retain the rights, powers and discretion granted to it under this Agreement, and the JSC shall not be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided in this Agreement, or the Parties expressly so agree in writing. The JSC shall not have the power to amend or modify this Agreement, and no decision of the JSC shall be in contravention of any terms and conditions of this Agreement. The Alliance Managers shall not have any rights, powers or discretion except as expressly granted to the Alliance Managers under this Agreement and in no event shall the Alliance Managers have any power to modify or amend this Agreement. It is understood and agreed that issues to be formally decided by the JSC are only those specific issues that are expressly provided in this Agreement to be decided by the JSC.
3.8Day-to-Day Decision-Making Authority. For the avoidance of doubt, Harmony shall bear the responsibility of the Commercialization of a Product in the Harmony Territory, provided that such decisions are not inconsistent with the Commercialization Plan or the terms and conditions of this Agreement and Bioprojet shall bear the responsibility of the Commercialization of a Product in the Bioprojet Territory, provided that such decisions are not inconsistent with the terms and conditions of this Agreement.
Article 4

DEVELOPMENT, CLINICAL, REGULATORY AND MEDICAL AFFAIRS ACTIVITIES

4.1Development Collaboration. The Parties intend to collaborate to co-Develop, Manufacture, conduct medical affairs activities with respect to, and Commercialize the Product(s) in the Field in the Territory, in each case subject to and in accordance with the terms and conditions of this Agreement.
4.2The Parties agree to each exercise their respective Commercially Reasonable Efforts to (i) co-Develop the Product(s) (and to support the other Party in the co-Development of the Product(s)) in each case in order to obtain and maintain Regulatory Approval for the Product(s) in accordance with the Development Plan and any Development milestones in the Development Plan, and (ii) perform any activities assigned to them under the Development Plan.
4.3Additional Formulations and Additional Indications.
(a)Replacement/Substitution of Product. Each Party agrees that it will not (through its representatives on the JSC) unreasonably withhold, delay or condition its consent to a request from the other Party to terminate or discontinue Development of a Product and substitute a program for the Development of an Additional Formulation (on a Development timeline and for a Development Budget that the Parties shall mutually agree (each acting reasonably)) if either (A) the Development of that Product is not progressing in accordance with the Development Plan (in particular with respect to the expected launch timeline for such Product), or (B), no incremental benefit or product profile beyond the label for the Wakix Product can be demonstrated to the Parties’ reasonable satisfaction and expectations for intellectual property exclusivity cannot reasonably be met. The Development timetable for the Development program of any replacement or substituted Additional Formulation shall, if applicable, acknowledge the impact of any delay or failure(s) in the Development of the terminated Product. If the JSC agrees to the initiation of a Development program for such an Additional Formulation it shall forthwith constitute a “Product”. No additional fees or milestone payments shall be payable under Article 6 with respect to any Product Developed pursuant to this Section 4.3(a);
4.4Development Plan. From and after the Effective Date, the Parties shall conduct joint Development of the Product(s) in accordance with the applicable Development Plan and Development Budget approved by the JSC and establish required quality systems for GLP/GCP and compliance with GMP quality standards required by ICH Guidelines and regulatory requirements from the U.S. and EU. The JSC shall review each Development Plan and Development Budget on a periodic basis (but no less than annually) and approve updates to each Development Plan and Development Budget as it deems appropriate, provided that the Development Plan shall be designed to achieve both NDA Approval and MAA Approval in the Target Indication and that any amendment to the Development Plan or overrun that materially alters a Party’s financial obligations more than fifteen percent (15%) above the Development Budget estimated for such year for research and Development of the Product(s) or in the aggregate over the Development Plan will be subject to that Party’s prior written approval, and, in the absence of approval, any amounts in excess will be borne by the Party incurring those Development Costs subject to the Parties reasonably considering whether to budget and invoice such overspend in the following Contract Year or to permit Harmony to set off such amounts owed to Harmony by Bioprojet against any royalty revenue due from Harmony under Section 6.4.
4.5Development Budget and Development Costs.
(a)Promptly after the Signing Date, and concurrently with the preparation of the Development Plan, the Parties will collaborate to prepare the Development Budget for the Development of the Product(s) in the Harmony Territory and the Bioprojet Territory, which Development Plan shall be designed to achieve both

NDA Approval and MAA Approval in the Target Indication in the Field. The Development Budget shall specify the estimated Development costs and expenses for each Calendar Year covered by such Development Budget. All Development costs and expenses incurred with respect to the CMC Development and the Clinical Studies conducted for the Product(s) for the Harmony Territory (pre-NDA Regulatory Approval and post-NDA Regulatory Approval, including FTE costs for Clinical Studies in the United States (including FTE cost for CMC-Development)) and set out in the Development Plan and incurred following the Effective Date (and for new Products introduced under the Agreement following the Effective Date, as incurred after such introduction) (“Development Costs”), will be shared on an equal basis such that each Party shall respectively bear in respect of each Product, fifty percent (50%) of such Development costs and expenses incurred by or on behalf of the relevant Parties with respect to the Clinical Studies for that Product (“Development Cost Share”), provided that, notwithstanding any other provision, the Development Costs incurred by Bioprojet pursuant to the Development Plan for the Products shall, in not event, exceed [***] USD and any Development Costs in excess shall be borne by Harmony. Bioprojet shall have final decision making authority as to the suitability for inclusion of Development Costs incurred in the European Union and Harmony shall have final decision making authority as to the suitability for inclusion of Development Costs incurred in the United States and each shall incur such costs to the standards applicable to such territory or market and to the standards required with respect to the Product(s) in such territory or market, including with respect to regulatory filings and acceptance by the applicable Regulatory Authority. Each Party will provide the other, within sixty (60) days after each Calendar Quarter, a statement for each Product showing the Development Cost share and cash settlement it requires in order to give effect to the Parties’ allocation of Development Costs for such Product as set forth in this Section 4.5(a) for that prior quarter (each a “Report”). At either Party’s reasonable request, an appointee from the finance team of the other Party responsible for the preparation of the other Party's Report will be reasonably available to discuss and answer questions regarding such Report.
(b)Without prejudice of Section 4.5(a), if the Reports demonstrate that the Development Cost Share is not equally allocated between the Parties in respect of that prior quarter and an amount is owed by one Party to the other pursuant to the Development Cost Share, the underfunded Party shall invoice the other Party (the “Paying Party”) the amount that such other Party will bear to reconcile its portion of the Development Cost Share.
(c)The Paying Party shall make payment in full to the other Party within thirty (30) days after the date of such invoice. All payments to be made by either Party under this Section 4.5 shall be made by wire transfer in USD to the credit of such bank account as may be designated by the other Party in writing.
(d)Any undisputed payments or portions thereof due under this Section 4.5 which are not paid when due will bear interest in accordance with Section 7.1
4.6Collaboration IP. All Collaboration IP, Data, Regulatory Filings, Regulatory Approvals, and other information generated by a Party under the Development Plan and its implementation shall be deemed jointly owned Collaboration IP for the purpose of this Agreement.
4.7Exchange of Data and Know-How.
(a)By Bioprojet. Bioprojet or its Affiliates will in a timely fashion make available to Harmony, all Bioprojet Know-How relating to the Product(s) that exists as of the Effective Date and is necessary, or reasonably useful, for Harmony to co-Develop, Manufacture and Commercialize the Product(s) in accordance with this Agreement, including all Data from Clinical Studies and preclinical studies for the Product(s) that have been conducted by Bioprojet or its Affiliates prior to the Effective Date, in each case to the extent Controlled by Bioprojet or its Affiliates. Bioprojet shall make any such Data available in the original language in which such Data was generated, provided if such original language is not English, then Bioprojet shall provide English translations thereof.

(b)By Either Party. During the Term, each Party shall provide to the other Party all such Party’s Know-How (i.e., in case of Bioprojet, Bioprojet Know-How, and in the case of Harmony, Harmony Know-How) (including, all Data from Clinical Studies and preclinical studies for the Product(s) conducted by such Party or its Affiliates during the Term of this Agreement and its respective share of any Know-How that comprises Collaboration IP) that is Controlled by such Party or its Affiliates, is generated during the Term of this Agreement, is necessary, or reasonably useful to co-Develop, Manufacture and Commercialize the Product(s) in the Field, and that has not previously been provided hereunder, in each case promptly upon its development or completion. The Party providing such Party’s know-how shall provide the same in electronic form to the extent the same exists in electronic form, and shall provide copies or an opportunity to inspect (and copy) for all other materials comprising such know-how (including, for example, original patient report forms and other original source data). Any Data provided by one Party to the other under this Section 4.7(b) shall be provided in the original language in which such Data was generated, provided if such original language is not English, then the Party supplying such Data shall also provide English translations thereof. The Parties will cooperate and reasonably agree upon formats and procedures to facilitate the orderly and efficient exchange of the Bioprojet Know-How and the Harmony Know-How under this Section 4.7(b).
4.8Clinical Studies and Pre-Clinical Studies.
(a)Bioprojet and Harmony shall be jointly responsible (with input from both Parties through the JSC and otherwise) for conducting, to the best of their respective abilities, any and all additional Clinical Studies (including, any pediatric studies) and/or preclinical studies (which may, in either case, require sites in the Harmony Territory) whether pre-Regulatory Approval or post-Regulatory Approval, necessary, required or appropriate for obtaining and maintaining Regulatory Approval (including those relating to Phase 4 Studies), in each case as set forth in the Development Plan in the Harmony Territory in accordance with the Development Plan. The allocation of all other costs and expenses associated with other regulatory activities for the Product(s) to be performed in accordance with the Development Plan shall be agreed by the Parties in the Development Budget.
(b)Bioprojet shall not perform (whether directly or indirectly) any Clinical Studies of the Product(s) or other Development activities outside the Harmony Territory, that are detrimental to the co-Development, Manufacturing and/or Commercialization of the Product(s) by Harmony in the Harmony Territory and shall provide regular updates to the JSC with respect to all of its activities in the Bioprojet Territory (or any such activities undertaken on its behalf) to the extent that the same could impact the potential Development, Manufacturing and/or Commercialization of any Product(s) in the Harmony Territory or give rise to any safety concerns and shall not clinically Develop or have clinically Developed an Additional Indication or Additional Formulation without giving Harmony prior notice through the JSC.
(c)Except for (i) the co-Development activities as part of the Development Plan and if applicable the Commercialization Plan for the Product(s) within the Field after Regulatory Approval in the Harmony Territory, (ii) undertaken jointly with Bioprojet, or (iii) as otherwise expressly provided in this Agreement, Harmony shall not perform any Development activity within the Harmony Territory without obtaining the prior consent of Bioprojet, which shall not be unreasonably withheld, conditioned or delayed if such Development activity is required by the FDA or other applicable Regulatory Authority in the Harmony Territory to maintain the NDA or MAA.
4.9Regulatory Submissions and Regulatory Approvals.
(a)Regulatory Responsibilities.
(i)Subject to Section 4.9(a)(iii) of this Agreement, effective from and after the Effective Date, Harmony shall be responsible, using Commercially Reasonable Efforts, for filing the initial NDA for each Product with the FDA (and such other Regulatory Authorities in the Harmony Territory as it determines in its sole discretion). Bioprojet shall transfer all applicable regulatory materials required by Harmony to facilitate such filing. Notwithstanding Harmony holding the NDA in its name (or the name of its Affiliate), Bioprojet will maintain all rights as the licensor of the Product(s) and the Licensed Assets.
(ii)Subject to Section 4.8, effective from and after the Effective Date, Harmony shall be solely responsible with respect to each Product for (A) its share of the Development Cost Share and any additional costs associated with such Product’s Development activities for the Harmony Territory as the Parties agree in the Development Budget, and (B) all pre-Regulatory Approval and post-Regulatory Approval costs to the extent associated with regulatory Manufacturing and Commercialization activities with respect to that Product for the Harmony Territory. Bioprojet shall be solely responsible for (A) its share of the Development Cost Share and any additional costs associated with such Product’s Development activities for the Bioprojet Territory as the Parties agree in the Development Budget, and (B) all costs associated with the Development, regulatory, Manufacturing and Commercialization activities with respect to the Product(s) for the Bioprojet Territory.
(iii)Effective from and after the Effective Date, Harmony shall prepare and submit each initial NDA to the FDA with respect to the Product(s) for the Harmony Territory, including in particular with respect (A) the preparation and submission of the NDA for the Product(s) for narcolepsy (both with and without cataplexy), (B) interactions with the FDA regarding the same (including product label negotiations), and (C) seeking FDA approval of the same.
(iv)Effective from and after the Effective Date, Harmony shall have the right (but not the obligation) to take the lead, with Bioprojet’s assistance, with respect to (A) the opening of an IND in the Harmony Territory to initiate an expanded access program (“EAP”) in the name of Harmony and interactions with the FDA regarding the same, and (B) all negotiations with the FDA regarding the Product(s)’ labeling.
(b)Ownership of Regulatory Approvals. Harmony or a Harmony Affiliate shall hold, as licensee, all Regulatory Approvals (including, all Regulatory Filings and applications for NDAs) for the Product(s)in the Field in the Harmony Territory as Licensed Assets under this Agreement in trust for Bioprojet for the Term of this Agreement.
(c)Regulatory Activities and Cooperation.
(i)The JSC shall approve the overall strategy and positioning of all material regulatory submissions and filings by Harmony in the Harmony Territory prior to their submission or filing, based upon reasonably detailed reports and summaries of such submissions and filings to be provided by Harmony. In connection with such review, each Party shall provide to the JSC such additional information regarding a proposed material regulatory filing as the other Party may reasonably request. Prior to and after grant of the initial NDA to Harmony, Bioprojet shall have the right, but no obligation, to fully participate in all material meetings, conferences and discussions by Harmony or its Affiliates with the FDA and other Regulatory Authorities in the Harmony Territory pertaining to the Product(s), including without limitation having Bioprojet representatives present at such meetings, conferences or discussions. Harmony shall provide Bioprojet with reasonable advance notice of all such meetings and other contact and advance copies of all related material documents and other relevant material information relating to such meetings or other contact.
(ii)With respect to a given Product, Harmony shall provide to Bioprojet, as well as to the JSC, advance drafts of any material documents or other material correspondence pertaining to the Product’s NDA’s or the Product, including any proposed labeling, that Harmony plans to submit to the FDA or another Regulatory Authority in the Harmony Territory. The JSC and/or Bioprojet may provide comments regarding such documents and other correspondence prior to their submission, which comments Harmony shall consider in good faith. Harmony shall provide Bioprojet with copies of all material regulatory submissions it makes to, and all material regulatory correspondence it receives from, the FDA or another Regulatory Authority in the Harmony Territory pertaining to the Product’s NDA’s or the Product in the Harmony Territory. Notices, copies of regulatory submissions and correspondence, and other materials to be given in advance as provided in this Section 4.9(c) shall be provided at least five (5) Business Days in advance unless circumstances necessitate a shorter time period (i.e. three (3) day NDA Field alert reports, seven (7) day IND safety reports), and in any event not less than a reasonable time in advance under the circumstances.
(iii)  Bioprojet shall provide to Harmony advance drafts of any material documents or other material correspondence pertaining to Product Regulatory Filings or a Product, including any proposed labeling, that Bioprojet plans to submit to EMA or any other Regulatory Authority outside the Harmony Territory, to the extent that such Product Regulatory Filings may have any adverse impact on the Commercialization of such Product in the Harmony Territory. Harmony may provide comments regarding such documents and other correspondence prior to their submission, which comments Bioprojet shall consider in good faith. Bioprojet shall provide Harmony, as well as to the JSC, with copies of all material submissions it makes to, and all material correspondence it receives from, EMA and any other Regulatory Authority pertaining to Product Regulatory Filings or such Product in the Field in Bioprojet Territory.
(d)Rights of Reference and Access to Data. Each Party shall have the right (i) to cross-reference the other Party’s Regulatory Filings and Regulatory Approvals related to the Product(s) (including in the case of Harmony, the right to cross-reference Bioprojet’s, its Affiliate’s or its subcontractor’s drug master files for such Product(s) (collectively, “DMF”)), and (ii) to access such Regulatory Filings and Regulatory Approvals and any Data therein and use such Data in connection with the performance of its obligations and exercise of its rights under this Agreement, including inclusion of such Data in its own Regulatory Filings and Regulatory Approvals for Product(s) in the Field in the Harmony Territory with respect to Harmony and in the Bioprojet Territory with respect to Bioprojet; provided, however, that the Parties expressly acknowledge and agree that, although clause (i) above grants Harmony and its Affiliates and Sublicensees the right to cross-reference the DMF and the Data therein, clause (ii) above does not authorize Harmony or its Affiliates or Sublicensees to access, or require Bioprojet to disclose, the closed portions of the DMF or the Data therein. Each Party hereby grants to the other Party a “Right of Reference,” as that term is defined in United States 21 C.F.R. § 314.3(b) in the United States, or an equivalent right of access/reference in any other country or region, to any Data, including such Party’s or its Affiliate’s clinical dossiers, Controlled by such Party or such Affiliate that relates to the Product(s) for use by Harmony to Commercialize the Product(s) in the Field in the Harmony Territory pursuant to this Agreement or by Bioprojet to Develop or Commercialize the Product(s) in the Bioprojet Territory. Each Party or such Affiliate(s) thereof shall provide a signed statement to this effect, if requested by the other Party, in accordance with United States 21 C.F.R. § 314.50(g)(3) or its equivalent as required in any other country or region or otherwise provide appropriate notification of such right of the other Party to the applicable Regulatory Authority in the Harmony Territory or the Bioprojet Territory, as the case may be.
(e)Disclaimer. Other than as expressly set forth in this Agreement, any Data disclosed by a Party to the other Party under this Agreement is provided on an “as is” basis, without any warranty (express or implied) of any kind, and the disclosing Party expressly disclaims all such warranties to the maximum extent permitted under applicable law. The receiving Party, on behalf of itself and its Affiliates and Sublicensees, accepts all risk and liability in relation to the use of the Data received from the disclosing Party under this Agreement.
4.10Pharmacovigilance Responsibilities.
(a)During the Term:

(i)Harmony shall be responsible, at its sole cost and expense, for all pharmacovigilance activities associated with the Product(s) in the Harmony Territory, including filing all reports required to be filed in order to maintain any Regulatory Approvals granted for the Product(s) in the Harmony Territory (including, reporting of adverse events/adverse drug experiences, product quality complaints and safety data relating to the Product(s) in the Harmony Territory). Harmony shall promptly notify Bioprojet with respect to any material changes or material issues that may arise in connection with any Regulatory Approvals for the Product(s), in the Harmony Territory. Harmony shall ensure that its Affiliates and Sublicensees comply with such reporting obligations. Harmony will allow Bioprojet, upon reasonable notice and at its own expense, to perform quality system audits at its facility, including the review of applicable documentation up to two (2) times per Contract Year.
(ii)Bioprojet shall be responsible, at its sole cost and expense, for all pharmacovigilance activities associated with the Product(s) in the Bioprojet Territory, including filing all reports required to be filed in order to maintain any Regulatory Approvals granted for the Product(s) in the Bioprojet Territory (including, reporting of adverse events/adverse drug experiences, product quality complaints and safety data relating to the Product(s) in the Bioprojet Territory). Bioprojet shall promptly notify Harmony with respect to any material changes or material issues that may arise in connection with any Regulatory Approvals for the Product(s) in the Bioprojet Territory. Bioprojet shall ensure that its Affiliates and Third Party sublicensees comply with such reporting obligations. Bioprojet shall be responsible, at its sole cost and expense, for managing and maintaining the global core data safety sheet for the Product(s) (the “Product Core Data Sheet”) within and outside the Harmony Territory; and Harmony shall cooperate with and assist Bioprojet, as requested and/or as provided for in the Pharmacovigilance Agreement (as defined below), to enable Bioprojet to meet its regulatory reporting and other requirements with respect to managing and maintaining the Product Core Data Sheet within and outside the Harmony Territory.

This exchange of information shall be governed by the Safety Data Exchange Agreement (“SDEA”) agreed between the Parties under the LCA, as amended by the Parties at the Effective Date or within [thirty (30) days] thereafter to incorporate the Product(s) and each Party agrees to the timely exchange of safety data as outlined in the SDEA.

(b)No later than necessary to ensure that all regulatory requirements are met, and to the extent required by Applicable Laws or any Regulatory Authority in the Harmony Territory, each Party shall establish and thereafter maintain a safety database with respect to the Product(s) in such Party’s territory (i.e., in the case of Harmony, the Harmony Territory, and in the case of Bioprojet, the Bioprojet Territory), and shall provide the other Party with a duplicate copy of such safety database. The SDEA includes provisions to facilitate and ensure that each Party has sufficient information to maintain its own safety database thereafter.
4.11Medical Affairs Responsibilities. Effective from and after the Effective Date, Harmony shall be responsible, at its sole cost and expense, for all medical affairs activities with respect to the Product(s) in the Harmony Territory and shall co-ordinate, develop and implement a medical affairs strategy with respect to each Product across the Harmony Territory and the Bioprojet Territory (including the activities listed in Sections 10.4 to 10.6), including for the pre-Regulatory Approval and post-Regulatory Approval periods.
4.12Compliance with the Laws. Each Party shall comply in all material respects with all, and shall not violate in any material respect any, Applicable Laws with respect to the conduct of its respective business or the ownership or operation of its respective properties or assets, including the following laws, as applicable: (i) the laws composing the Medicare and Medicaid Programs, including applicable provisions of the Social Security Act (e.g., Civil Monetary Penalties Act, 42 U.S.C. § 1320a-7a, and the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b), (ii) (x) any other laws prohibiting rebates, kickbacks, fee-splitting or other financial incentives or inducements, including providing products or services below cost for the referral or continuation of business, and (y) the False Claims Act,

31 U.S.C. § 3729 et seq., and (iii) laws enforced by the FDA, including the FDCA and Section 21 of the C.F.R. Each Party shall comply with Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a, as amended, or any similar state law or regulation.
Article 5

COMMERCIALIZATION AND PROMOTION

5.1Harmony Commercialization.
(a)Harmony’s Responsibility. Except as provided below, effective from and after the Effective Date, Harmony shall be responsible for, and shall control the conduct of, the Commercialization of the Product(s) in the Harmony Territory, at its expense, under and in material accordance with the then-current Commercialization Plan.
(b)Commercialization Plan.
(i)The initial plan for the Commercialization of a Product in the Field in the Harmony Territory will be provided by Harmony to Bioprojet within a reasonable period following the Signing Date (the “Initial Commercialization Plan”), and includes in reasonable detail: the number of sales representatives to be deployed, an account/physician target-specific detail and coverage plan (including “call points”), the dollar amount and allocation of planned promotional and marketing expenses, the projected dates for the First Commercial Sale of the Product(s) in the Harmony Territory, as well as an outline regarding the price and brand positioning of the Product(s), which shall be consistent with the minimum commercial diligences set forth in this Section 5.2(b).
(ii)Harmony shall prepare for the JSC’s review updates of the Commercialization Plan on an ongoing basis, and in any event, the JSC shall review the then-current Commercialization Plan twice in each calendar year.
(iii) Harmony shall carry out and manage and shall cause its Affiliates and Sublicensees to carry out and manage, the Commercialization of the Product(s) in the Harmony Territory in material accordance with the then-current Commercialization Plan and the provisions of this Agreement.
5.2Commercialization Diligence.
(a)Harmony shall use Commercially Reasonable Efforts to Commercialize a Product in the Field in the Harmony Territory and to launch such Product in the Harmony Territory with respect to the Target Indication(s) as soon as practicable, but no later than within six months following approval of applicable the Product's NDA in the United States of America (or as soon as practicable thereafter in light of sufficient Product supply in applicable trade dress).
(b) Without limiting Harmony’s diligence obligation as set forth in Section 5.2(a), the Initial Commercialization Plan shall provide that Harmony shall, with respect to the Target Indications, deploy on the date of Regulatory Approval by the FDA of the first Product NDA approximately the number of sales representatives as indicated in the Initial Commercialization Plan in Exhibit 5.1, in connection with Commercialization of such Product in the Harmony Territory.
5.3Marketing Materials. Marketing, advertising and promotional materials (the “Marketing Materials”) concerning the Product(s) for use in the Harmony Territory, as well as training manuals and education and communication materials (the “Educational Materials”) for sales representatives in the Harmony Territory shall be developed and prepared by Harmony, at its own expense. Any Marketing Materials, training manuals and/or Educational Materials developed and used by Harmony, its Affiliates and Sublicensees for the Product(s) in the Harmony Territory shall be consistent with the Regulatory Approval therein and the Commercialization Plan and shall comply with all applicable laws, rules and regulations. Harmony shall keep Bioprojet reasonably informed with respect to core Marketing Materials and Educational Materials and shall provide to Bioprojet copies (in electronic form) of any material new Marketing Materials and/or Educational Materials for the Product(s) Developed by Harmony (and/or any of its Affiliates or Sublicensees) and any material changes to any such Marketing Materials and/or Educational Materials, and take into account Bioprojet’s reasonable comments, including with respect to the compliance with Bioprojet’s worldwide Product profile and this Section 5.3. It is agreed that each Party shall have the right to use any Marketing Materials and Educational Materials developed by the other Party for Commercialization of the Product(s) in the Field in its own territory.

Article 6

PAYMENTS

6.1Upfront License Fee. In consideration of the licenses and rights granted to Harmony hereunder, Harmony shall pay to Bioprojet a one-time, non-creditable, non-refundable initial license fee in an amount of Thirty Million ($30,000,000) USD within thirty (30) days after receipt by Harmony of an invoice from Bioprojet, which invoice may not be issued by Bioprojet prior to the Effective Date.
6.2Development Milestone Payments. Subject to this Section 6.2 and Article 7, in addition, Harmony shall pay to Bioprojet additional Development milestone payments as follows:
(a)a one-time, non-creditable, non-refundable payment in an amount of [***] USD upon the first NDA Regulatory Approval by the FDA for the first of the NF1 or the NF2 (or any replacement or substitute thereof approved for Development pursuant to Section 4.3(a)), to be granted NDA Regulatory Approval by the FDA;
(b)a one-time, non-creditable, non-refundable payment in an amount of [***] USD upon the NDA Regulatory Approval for the second of the NF1 or the NF2 (or any replacement or substitute thereof approved for Development pursuant to Section 4.3(a)), to be granted its first NDA Regulatory Approval by the FDA;
(c)  With respect to each Additional Indication or Additional Formulation of a Product:
(i)a one-time, non-creditable, non-refundable payment in an amount of [***] USD upon the first IND Acceptance by the FDA with respect to each Additional Indication or Additional Formulation;
(ii)a  one-time, non-creditable, non-refundable payment of one of the following:
1) [***]; or
2)[***],

[***].

(d)Harmony shall notify Bioprojet in writing after the first achievement by Harmony, or any of its Affiliates or Sublicensees, of each milestone set out in this Section 6.2 promptly, but in no event more than five (5) calendar days thereafter and pay any corresponding milestone payment within fifteen (15) days of such achievement.
(e)Each Development Milestone Payment shall be payable only on the first occurrence of the corresponding Development Milestone and none of the Development Milestone Payments shall be payable more than once, provided that the Development Milestone Payments set forth in Section 6.2(c) shall be paid for each Additional Indication or Additional Formulation of the Product with respect and nothing in this Agreement shall give rise to or increase any milestone payment under the LCA.

(f)The Parties acknowledge that no Development Milestone Payments, royalties or other payments shall be due with respect to the Product(s) pursuant to any other agreements between the Parties.
(g)Non-Refundable and Non-Creditable Payments. Notwithstanding the non-refundable or non-creditable nature of any payments under this Section 6.2, nothing in this Agreement shall limit either Party’s rights to assert or obtain damages for breach of this Agreement, including damages calculated based on the payments made under this Agreement.
(h)No Projections. Harmony and Bioprojet acknowledge and agree that nothing in this Agreement, be construed as representing an estimate or projection of anticipated sales of a Product for use in any Indication, and that the Development milestones and Net Sales levels set forth above or elsewhere in this Agreement or that have otherwise been discussed by the Parties are merely intended to define the Development milestone payments and royalty obligations in the event such Development milestones or Net Sales levels are achieved.
6.3Royalty Payments. Subject to this Section 6.3, in further consideration of the licenses and rights granted to Harmony hereunder,
(a)during the Royalty Term and subject to Section 6.5, [***]

Annual Net Sales	Royalty Rate (% of Annual Net Sales)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Worked example:              [***]

o	[***]

and

(b)during the Royalty Term, [***]

(a) and (b) together the “Royalty Payments”.

In addition to the Royalty Payments and in consideration for the Trademark License, following the First Commercial Sale of a Product and for twenty (20) years thereafter, Harmony shall pay to Bioprojet royalties on Annual Net Sale of Products in the Harmony Territory at a rate equal to [***] (“Trademark Royalty Payments”).

6.4Royalty Payments. Harmony shall make Royalty Payments to Bioprojet on a Calendar Quarter basis, no later than forty-five (45) days after the expiration of such Calendar Quarter, commencing with the Calendar Quarter in which the First Commercial Sale occurs. Each such payment shall be accompanied by a report stating (i) the number of units of Product(s) sold by Harmony, its Affiliates and Sublicensees during such Calendar Quarter; (ii) Harmony’s calculation of Net Sales during such Calendar Quarter; and (iii) amounts owed to Bioprojet under Section 6.3 for such Calendar Quarter. For clarity, Harmony shall have no obligation to make any Royalty Payment under this Agreement with respect to Annual Net Sales of Product(s) after the Royalty Term has expired other than the Trademark Royalty Payments. Upon expiration of the Royalty Term with respect to the a Product in the Harmony Territory, the license grants to Harmony under Section 2.1 above with respect to a Product in the Harmony Territory shall become non-exclusive, perpetual, fully-paid and non-assessable and non-royalty bearing, except for the Trademark Royalty Payments, on a country-by-country basis.
6.5Royalty Rate Reduction for Licenses of Third Party Patent Rights. If, in the reasonable opinion of Harmony, the Commercialization of a Product in the Harmony Territory by Harmony or its Affiliates or Sublicensees infringes or is reasonably expected to infringe any Patent of a Third Party in the Harmony Territory (such right, a “Third Party Patent Right”), then, as between the Parties, Harmony shall have the right, but not the obligation, to negotiate and obtain a license from such Third Party to such Third Party Patent Right as necessary or desirable for Harmony or its Affiliates or Sublicensees to Commercialize the Product(s) in the Harmony Territory; provided that, except as set forth below, as between the Parties, without prejudice to the understanding that Bioprojet shall remain responsible for the payment of all royalty, milestone, and other payment obligations, if any, due to Third Parties with respect to any Bioprojet Know-How, Harmony shall bear all expenses incurred in connection therewith, including any royalties, milestones or other payments incurred under any such license. Bioprojet shall fully cooperate with Harmony to acquire such rights or license. If the Parties agree that the Commercialization of a Product in the Harmony Territory by Harmony or its Affiliates or Sublicensees infringes or is reasonably expected to infringe any Third Party Patent Right, and Harmony enters into an agreement with a Third Party in order to obtain a license to a Third Party Patent Right with respect to a Product that is reasonably necessary to Commercialize a Product in the Harmony Territory, Harmony shall be entitled to deduct from the Royalty Payments payable to Bioprojet under Section 6.3 in a given Calendar Quarter with respect to a Product fifty percent (50%) of any royalties paid to such Third Party in such Calendar Quarter under such agreement, solely to the extent that such royalties are triggered by sale of the Product(s), provided that it shall not reduce the royalty payable pursuant to Section 6.3 by more than 50%. For clarity, to the extent the adjustments under this Section 6.5 cover periods in which payments are due based on more than one royalty rate described in Section 6.3 for a Product, the Annual Net Sales to which such adjustments apply shall be distributed on a pro rata basis among the applicable royalty rates for the Product set forth in Section 6.3 above. Further any amount that Harmony is entitled to deduct that is reduced by the foregoing limitation of 50% on such deductions shall be carried forward and Harmony may deduct such amount from subsequent royalty payments due to Bioprojet until the full amount that Harmony was entitled to deduct absent such limitation is deducted.

Article 7

PAYMENTS; BOOKS AND RECORDS

7.1Payment Method. All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by the Party to which such payments are due. Any payments or portions thereof due under this Agreement that are not paid within thirty (30) calendar days after the date such payments are due under this Agreement shall bear interest at an annualized rate equal to the US dollar SOFR interest rate at one month plus three (3) percentage point, calculated on the number of calendar days such payment is delinquent, compounded monthly and computed on the basis of a three hundred sixty five (365) day year, unless validly disputed. This Section 7.1 shall in no way limit any other remedies available to the Parties.
7.2Currency Conversion. Unless otherwise expressly stated in this Agreement, all amounts specified in this Agreement are in USD, and all payments by one Party to the other Party under this Agreement shall be paid in USD. If any currency conversion shall be required in connection with the payment of royalties or other amounts under this Agreement, such conversion shall be calculated using the average exchange rate for the conversion of foreign currency into USD, quoted by the Wall Street Journal for each business day of the Calendar Quarter to which such payment pertains.
7.3Taxes.
(a)Withholding Taxes. If applicable laws or regulations require withholding by Harmony of any taxes imposed upon Bioprojet on account of any royalties or other payments paid under this Agreement, such taxes shall be deducted by Harmony as required by applicable law from such payment and shall be paid by Harmony to the proper taxing authorities. Official receipts of payment of any withholding tax shall be secured and sent to Bioprojet as evidence of such payment. The Parties shall exercise their reasonable efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of any applicable tax treaty, and shall cooperate in filing any forms required for such reduction. All payments hereunder shall be made by Harmony from an entity resident in the United States or the European Union.
(b)Sales Taxes. Any U.S. sales taxes (including any consumption tax or value added tax), use tax, transfer taxes, duties or similar governmental charges required to be paid in connection with any payments by Harmony to Bioprojet hereunder shall be the sole responsibility of Harmony. In the event that Bioprojet is required to pay any such amounts, Harmony shall promptly remit payment to Bioprojet of such amounts. All foreign sales taxes, duties or similar governmental charges required in connection with any payments by Harmony to Bioprojet hereunder shall be the sole responsibility of Bioprojet. In the event that Harmony is required to pay any such amounts, Bioprojet shall promptly remit payment to Harmony of such amounts.
7.4Records; Inspection. Each Party (the “Requesting Party”) shall keep, and require its Affiliates and Sublicensees to keep, complete, true and accurate books of accounts and records for the purpose of determining the amounts payable to the other Party (the “Audited Party”) pursuant to this Agreement. Such books and records shall be kept for at least three (3) years following the end of the Calendar Quarter to which they pertain. Such records will be open for inspection by an independent auditor chosen by Requesting Party and reasonably acceptable to the Audited Party for the purpose of verifying the amounts payable by Audited Party hereunder. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable prior written notice. Such records for any particular Calendar Quarter shall be subject to no more than one inspection. The independent auditor shall be obligated to execute a reasonable confidentiality agreement prior to commencing any such inspection. Inspections conducted under this Section 7.4 shall be at the expense of Requesting Party, unless a variation or error producing an underpayment in amounts payable exceeding five percent (5%) of the amount paid for a period covered by the inspection is established, in which case all reasonable costs relating to the inspection for such period and any unpaid amounts that are discovered shall be paid by Audited Party, together with interest on such unpaid amounts at the rate set forth in Section 7.1 above.
Article 8

CERTAIN COVENANTS

8.1Commercially Reasonable Efforts of Harmony. From and after the approval of the first NDA by the FDA, Harmony shall use Commercially Reasonable Efforts to [***].
8.2General Communications. Harmony shall keep Bioprojet reasonably informed as to its progress and activities relating to the Commercialization of a Product for the Harmony Territory, and each Party shall keep each other reasonably informed with respect to regulatory matters and meetings with Regulatory Authorities applicable to such Commercialization, by way of updates to the JSC at its meetings and as otherwise specified in this Agreement, or as reasonably requested by a Party at any other time. In order to facilitate the Parties’ exercise of their rights and fulfilment of their obligations hereunder, each Party agrees to give due consideration to any comments provided by the other Party with respect to such Commercialization of such Product for the Harmony Territory.

8.3Exclusivity of Efforts - Harmony. During the Term of this Agreement and subject to any Applicable Laws, Harmony agrees that Harmony shall not, and shall cause its Affiliates not to, directly or indirectly, Develop, Manufacture, offer for sale (including apply for pricing and reimbursement approvals and more generally, undertake any pricing, reimbursement and market access activities), distribute, detail, market, advertise, promote, store, transport, distribute, import, or undertake other commercial exploitation activities, or file an NDA or initial Regulatory Approval with respect to, any Field Products or a product that contains or is combined with a Field Product or any derivation of a Field Product in the Bioprojet Territory or in the Harmony Territory.
8.4Exclusivity of Efforts- Bioprojet
(a)During the Term of this Agreement, subject to any Applicable Laws, Bioprojet agrees that Bioprojet shall not, and shall cause its Affiliates not to, directly or indirectly, Develop, Manufacture, offer for sale (including apply for pricing and reimbursement approvals and more undertake any pricing, reimbursement and market access activities), distribute, detail, market, advertise, promote, store, transport, distribute, import, or undertake other commercial exploitation activities, or file an NDA or initial Regulatory Approval, in the Unites States of America (the “Covered Activities”), with respect to, the Products, any formulation of the Products or any pharmaceutical product that contains the API or salts of the API as its sole active ingredient, which is bioequivalent and substitutable for the Products from US payor or pharmacy standpoint as determined under section 505 of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. 355) and regulations promulgated thereunder, including 21 C.F.R. Part 320, and applicable guidance and State pharmacy substitution regulations and practices in all therapeutic indications, to the extent that it can reasonably be established by Harmony in consultation with Bioprojet that such activities would compromise the US market for the Product in the Field.
8.5[***]
(i)[***]

Article 9

PRODUCT SUPPLY AND DISTRIBUTION

9.1Product Supply, Manufacturing Process Transfer.
(a)Harmony shall implement its own direct Manufacturing and supply arrangements with respect to the Product(s), but reserves the rights to subcontract manufacturing services from Bioprojet as agreed from time to time. Bioprojet shall use its Commercially Reasonable Efforts to transfer to Harmony in a timely manner any Bioprojet Know-How as relates to and is necessary for the Manufacturing process for a Product at no additional cost to Harmony.
(b)Bioprojet shall implement its own direct Manufacturing and supply arrangements with respect to the Product(s), but reserves the rights to subcontract manufacturing services from Harmony as agreed from time to time.
(c)Each Party (a “Manufacturing Party”) shall, (subject to Applicable Law and the reasonable protection of commercially sensitive information) provide the other Party with any information relating to its agreements with its then current API and Product(s) suppliers (the “Current CMOs”) from time to time at the request of the other Party and if the other Party so requests use its Commercially Reasonable Efforts to facilitate that other Party’s entry into, direct agreements with such Current CMOs, for the supply of the API and Product(s) on substantially the same terms and conditions as those applied to the Manufacturing Party.

Article 10

CONFIDENTIALITY

10.1Confidential Information. Except as expressly provided in this Agreement, the Parties agree that the receiving Party shall not publish or otherwise disclose, and shall not use for any purpose, any Confidential Information furnished to it by the other Party hereto pursuant to this Agreement, without the prior written consent of the disclosing Party. Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation:
(a)was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure or, was developed by the receiving Party independent of disclosure by the disclosing Party;
(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;
(d)was subsequently lawfully disclosed to the receiving Party on a non-confidential basis by a person other than the disclosing Party, and who did not directly or indirectly receive such information from disclosing Party; or
(e)is developed by the receiving Party without use of or reference to any information or materials disclosed by the disclosing Party.
10.2Permitted Disclosures. Notwithstanding the provisions of Section 10.1 above and subject to Sections 10.3 and 10.4 below, a receiving Party hereto may disclose the disclosing Party’s Confidential Information to its Affiliates, Approved Subcontractors, licensees (with respect to Bioprojet), permitted Sublicensees (with respect to Harmony) and any other Third Parties to the extent such disclosure is reasonably necessary to exercise the rights granted to it, or reserved by it, under this Agreement, prosecuting or defending litigation, complying with applicable laws or regulations or the rules of any public stock exchange, submitting information to tax or other Governmental Authorities. If a receiving Party is required by applicable laws or regulations to make any such disclosure of the disclosing Party’s Confidential Information, to the extent it may legally do so, it will give reasonable advance notice to the disclosing Party of such disclosure and, save to the extent inappropriate in the case of patent applications or otherwise, shall use diligent efforts to secure confidential treatment of such Confidential Information of the disclosing Party prior to its disclosure (whether through protective orders or otherwise). For any other disclosures of the other Party’s Confidential Information, including to Affiliates, Approved Subcontractors, licensees (with respect to Bioprojet), permitted Sublicensees (with respect to Harmony) and other Third Parties, a Party shall ensure that the recipient thereof is bound by a written confidentiality agreement as materially protective of such Confidential Information and the disclosing Party as this Article 10. For clarity, it is understood that (i) Bioprojet may use and disclose, in accordance with the foregoing, any Harmony Know-How provided to Bioprojet by Harmony in connection with the co-Development, Commercialization, Manufacturing, marketing, promotion and/or distribution of the Product(s) for the Bioprojet Territory and that Harmony may use and disclose, in accordance with the foregoing, any Bioprojet Know-How provided to Harmony by Bioprojet in connection with the co-Development, Commercialization, Manufacturing, marketing, promotion and/or distribution of Product(s) for the Harmony Territory.
10.3Confidentiality of Agreement Terms. Each Party agrees not to disclose to any Third Party the terms of this Agreement without the prior written consent of the other Party hereto, except each Party may disclose the terms of this Agreement: (a) to advisors (including financial advisors, attorneys and accountants), actual or potential acquisition partners or private investors, and others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those in this Agreement; or (b) to the extent necessary to comply with Applicable Laws and court orders, including applicable securities laws, regulations or guidances; provided that in the case of paragraph (b) the disclosing Party shall promptly notify the other Party and (other than in the case where such disclosure is necessary, in the reasonable opinion of the disclosing Party’s legal counsel, to comply with applicable securities laws, regulations or guidances) allow the other Party a reasonable opportunity to oppose with the body initiating the process (such as the Securities and Exchange Commission) and, to the extent allowable by Applicable law, to seek limitations on the portion of the Agreement that is required to be disclosed.
10.4Publication of Clinical Data. Prior to publishing, publicly presenting and/or submitting for written or oral publication a manuscript, abstract or the like that includes Data from Clinical Studies with respect to a Product that has not previously published pursuant to this Section 10.4, each Party shall provide the other Party a copy thereof for its review and approval for at least thirty (30) calendar days (unless the publishing Party is required by Applicable Law to publish such information sooner). The publishing Party shall consider in good faith any comments provided by the other Party during such thirty (30) day period. In addition, the publishing Party shall, at the request of the other Party, remove any Confidential Information of that other Party therefrom, except Harmony shall have the right to publicly disclose any information, including Confidential Information, pertaining to safety of the Product(s) that Harmony believes in good faith it is obligated or appropriate to disclose.
10.5Scientific Papers. Without prejudice of the provisions set forth in Section 10.4, each Party through the JSC or its designee shall provide to the other, prior to submission for publication, of a draft of any articles and papers containing Confidential Information or concerning the Product(s) which have been prepared by or on behalf of such Party in the Field (each a “Scientific Paper”) to be published in indexed medical and scientific journals and similar publications (“Medical Journals”). Commencing with the receipt of such draft Scientific Paper, the receiving Party shall have fifteen (15) business days to notify the sending Party of its observations and suggestions with respect thereto (it being understood that, during such fifteen (15)-Business Day period, no submission for publication thereof shall take place) and the Parties shall discuss these observations and suggestions. The Party proposing to publish such Scientific Paper shall, in good faith, consider the comments made by the other Party, particularly if disclosure may be prejudicial to the other Party’s opportunity to obtain any Patent. Neither Party will publish or present any Confidential Information of the other Party without such other Party’s prior written consent. The sending Party shall provide to the receiving Party copies of any final Scientific Paper accepted by a Medical Journal, within ten (10) business days after the approval thereof (upon availability and distribution of such information assuming that providing such information is acceptable taking into consideration the publishers’ need to comply with any healthcare compliance guidelines).
10.6Abstracts and Posters. If a Party intends to present findings with respect to the Product(s) in the Field at symposia or other meetings of healthcare professionals, or international and/or US or European congresses, conferences or meetings organized by a professional society or organization (any such occasion, a “Scientific Meeting”), to the extent permitted by applicable laws, such Party through the JSC or its designee shall provide to the other, prior to submission or presentation, as the case may be, copies of (i) all abstracts that will be submitted for publication in connection with (a) any international Scientific Meeting, in any Scientific Meeting in the European Union or in the United States and, (b) with respect to Harmony, any Scientific Meeting within or without the Harmony Territory and (c) with respect to Bioprojet, any Scientific Meeting in the Harmony Territory and in the Bioprojet Territory and (ii) all posters that will be presented at such Scientific Meeting, in each case, concerning the Product(s) which have been prepared by or on behalf of one of the Parties, for submission or presentation. Commencing with the receipt of any such abstract or poster the receiving Party shall have five (5) business days in the case of an abstract, or ten (10) business days in the case of a poster, to inform the sending Party of its observations and suggestions with respect thereto (it being understood that, during such review period, as applicable, no submission or presentation thereof shall take place) and the Parties shall discuss these observations and suggestions. The Party proposing to publish such an abstract or make such a presentation shall, in good faith, consider the comments made by the other Party, particularly if disclosure may be prejudicial to the other Party’s opportunity to obtain any patent rights. A Party will not publish or present any Confidential Information of the other Party without such other Party’s prior written consent. The sending Party shall provide to the receiving Party copies of (i) all final abstracts as soon as reasonably practicable after the approval of the Scientific Meeting, and (ii) all final posters accepted for publication or to be presented five (5) business days prior to the planned publication or presentation thereof (upon availability and distribution of such information assuming that providing such information is acceptable taking into consideration the publishers’ need to comply with any healthcare compliance guidelines). The Parties shall use good faith and Commercially Reasonable Efforts to provide the other Party with draft slide presentations in accordance with the foregoing time periods.
10.7Press Releases. No Party will release a press release with respect to a Product or entry into this Agreement without the prior written approval of the other Party.
10.8Prior Non-Disclosure Agreements. Upon execution of this Agreement, the terms of this Article 10 shall not supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties for the subject-matter of this Agreement.
Article 11

PATENT PROSECUTION AND ENFORCEMENT

11.1Ownership of Inventions. [***] Harmony hereby grants to Bioprojet a non-exclusive, worldwide, irrevocable, royalty-free license, with the right to sublicense, under any Inventions Controlled by Harmony or any of its Affiliates or Sublicensees to make, have made, use, sell, offer for sale, import, practice and otherwise exploit the same, subject to the exclusive rights granted to Harmony under this Agreement with respect to each Product in the Harmony Territory.
11.2Prosecution and Maintenance of Bioprojet Patents.
(a)Prosecution. As between Harmony and Bioprojet, Bioprojet shall, at its expense, have responsibility for the filing, prosecution and maintenance of all Bioprojet Patents in the Harmony Territory. Bioprojet agrees to keep Harmony generally informed of the course of patent prosecution or other proceedings with respect to the Bioprojet Patents within the Harmony Territory. Harmony shall hold all information disclosed to it under this Section 11.2 as confidential and if Bioprojet does not file, prosecute or maintain any Bioprojet Patents in the Harmony Territory then Harmony shall have the right, but not the obligation, to assume responsibility for the filing, prosecution and maintenance of such Bioprojet Patent(s) in the Harmony Territory in the name of Bioprojet and agrees to keep Bioprojet generally informed with respect thereto at Harmony’s cost, provided that Harmony will have the right to offset [***] of those prosecution and maintenance costs against royalty to be paid to Bioprojet pursuant to Section 6.4. Bioprojet shall upon request provide Harmony with all reasonable assistance and cooperation in relation to such activities.
(b)Patent Term Extensions. Bioprojet shall have the right with respect to the Bioprojet Patents, and Harmony shall have the right with respect to any Patents owned or Controlled by Harmony, or its Affiliates or Sublicensees, related to a Product, to file all applications and take actions necessary to obtain patent term extensions, or similar additional or supplemental protection, with respect to such Product under statutes in the Harmony Territory, which extensions shall be owned by the Party that owns or Controls the underlying Patent. If such Party declines to pursue such patent term extensions, then the other Party shall have the right on behalf of such Party to file all such applications and take all such actions necessary to obtain such patent term extensions (or similar additional or supplemental protection) with respect to such Product. In each case, the Parties shall fully cooperate to obtain such extensions and additional protection.
11.3Enforcement.
(a)Enforcement Actions. In the event that Bioprojet or Harmony becomes aware of actual or threatened infringement or misappropriation of any Bioprojet Patent or Bioprojet Know-How in the Harmony Territory or of the actual or intended manufacture or sale or use of an unauthorized version of a Product (“Infringing Product”), that Party shall promptly notify the other Party in writing. Harmony shall have the first right, but not the obligation, to initiate proceedings (including by way of injunction or order for specific performance) or take other appropriate action, at its own expense, against any such Third Party and to include Bioprojet as a nominal party plaintiff and Bioprojet shall, where requested, furnish a power of attorney for such purpose or inclusion, or being named as a necessary party to, such action, provide access to relevant documents and other evidence and make its employees available at reasonable business hours. If Harmony does not initiate proceedings or take other appropriate action within ninety (90) calendar days of receipt of a request by Bioprojet to initiate an enforcement proceeding, then Bioprojet shall be entitled to initiate infringement proceedings or take other appropriate action against an Infringing Product at its own expense and to include Harmony as a nominal party plaintiff. The Party conducting such action shall have full control over its conduct, including settlement thereof; provided, however, that the Party conducting such action may not settle any such action, or make any admissions or assert any position in such action, in a manner that would materially adversely affect the rights or interests of the other Party, without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed. In any event, the Parties shall assist one another and cooperate in any such litigation at the other’s reasonable request.
(b)Recovery. Bioprojet and Harmony shall recover their respective actual out-of-pocket expenses (including attorneys’ fees), or equitable proportions thereof, associated with any litigation against infringers undertaken pursuant to Section 11.3 above or settlement thereof from any resulting recovery made by either Party. Any excess amount of such a recovery shall be allocated between Harmony and Bioprojet as set forth in the following table to the extent such recovery represents damages relative to sales of Infringing Product in the Harmony Territory:

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(c)Cooperation. The Parties shall keep one another informed of the status of their respective activities regarding any litigation or settlement thereof concerning the Bioprojet Patents or the Bioprojet Know-How within the Harmony Territory and shall assist one another and cooperate in any such litigation at the other’s reasonable request (including being named as a party plaintiff to the extent necessary and requested by the other Party).
(d)Third Party Infringement Claims. If the production, sale or use of the any Product in the Harmony Territory pursuant to this Agreement results in a claim, suit or proceeding alleging patent infringement against Bioprojet or Harmony (or their respective Affiliates, licensees or Sublicensees) (collectively, “Infringement Actions”), such Party shall promptly notify the other Party hereto in writing. The Party subject to such Infringement Action shall have the right to direct and control the defense thereof, at its own expense with counsel of its choice; provided, however, that the other Party may participate in the defense and/or settlement thereof, at its own expense with counsel of its choice. In any event, the Party that is subject to the Infringement Action agrees to keep the other Party hereto reasonably informed of all material developments in connection with any such Infringement Action. Harmony agrees not to settle such Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that would adversely affect a Product or the manufacture, use or sale of a Product within or outside the Harmony Territory, without the prior written consent of Bioprojet, which shall not be unreasonably withheld, conditioned or delayed; and Bioprojet agrees not to settle such Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that would adversely affect a Product, or the packaging, use or sale of a Product, within the Harmony Territory, without the prior written consent of Harmony, which shall not be unreasonably withheld, conditioned or delayed.
(e)Patent Marking. Harmony agrees to mark, and have its Affiliates and Sublicensees mark, all patented Products they sell or distribute pursuant to this Agreement in accordance with the applicable patent statutes or regulations in the United States of America.

Article 12

TRADEMARKS

12.1Display.
(a)Except as set forth in this Section 12.1, all packaging materials, labels and Marketing Materials for a Product shall display the Product Trademarks, as determined by Bioprojet, with the consent of Harmony, and which may include “WAKIX”, and no other product-specific trademarks or branding. The Parties agree that Bioprojet shall file and maintain the Product Trademarks for use in the countries of the Harmony Territory determined by the Parties, based on strategic and economic interest, through the JSC.
(b)The Product(s) shall be sold in the Harmony Territory under the trade name of Harmony; provided, however that to the extent permissible under applicable law within the Harmony Territory, such packaging materials, labels and Marketing Materials shall also display the trade name of Bioprojet in reasonable size and prominence, as reasonably approved by Bioprojet. The trademarks of Harmony, trade dress, style of packaging and the like with respect to the Product(s) in the Harmony Territory may be determined by Harmony in a manner that is consistent with Harmony’s standard trade dress and style, but shall be subject to the approval by the JSC.
12.2Grant of License. Bioprojet hereby grants to Harmony an exclusive license to use the Product Trademarks and Bioprojet’s trade name in the Harmony Territory for the marketing, sale and promotion of the Product(s) in accordance with this Agreement (the “Trademark License”), which Trademark License shall be reiterated pursuant to a separate agreement within ninety (90) days of the Effective Date. The Parties shall determine the ownership and all goodwill from the use of the Product Trademarks. Bioprojet’s trade name shall vest in and inure to the exclusive benefit of Bioprojet and Harmony's trade name shall vest in and inure to the exclusive benefit of Harmony.
12.3 Registration of Trademarks. Bioprojet, or its designee, shall be responsible for filing and registering, at Bioprojet's expense and in its own name (to the extent permitted by applicable law), appropriate registrations for such Product Trademarks in the countries of the Harmony Territory as determined by the Parties through the JSC.
12.4Recordation of Licenses. If trademark licenses or patent licenses must be recorded in the Harmony Territory, Bioprojet will, if necessary, provide to Harmony, on Harmony’s written request, a separate trademark license for the Product Trademarks or patent license (as applicable) and Harmony will arrange for the recordation of such trade mark license or patent license with the appropriate governmental agency, at Harmony’s expense, promptly following receipt of such license from Bioprojet. Harmony shall cooperate in the preparation and execution of such document(s).
12.5Approval of Packaging and Promotional Materials. The Parties shall determine a process of review and approval of representative Marketing Materials, packaging and Product displaying the Product Trademarks and/or a Party's trade name for approval by the other Party prior to the first use of such Marketing Materials, packaging or Product(s) and prior to any subsequent change or addition to such Marketing Materials, packaging or Product(s).
12.6Enforcement.
(a)If either Party becomes aware of any actual or threatened infringement of any Product Trademark in the Harmony Territory, such Party shall promptly notify the other Party in writing.
(b)Harmony shall have the first right, at its own expense, to initiate infringement proceedings or take other appropriate actions against an infringement of any Product Trademark in the Harmony Territory and/or to defend any actions or proceedings involving the Product Trademarks in the Harmony Territory, as the case may be.

(c)If Harmony does not initiate proceedings or take other appropriate action within ninety (90) calendar days after receipt of a request by Bioprojet to do so, then Bioprojet shall be entitled, at its own expense, to initiate infringement proceedings or take other appropriate action against an infringement of a Product Trademark in the Harmony Territory, or to defend any actions or proceedings involving or affecting a Product Trademark in the Harmony Territory, as the case may be.
(d)The Party conducting such action shall have full control over the conduct of such action, including settlement thereof; provided, however, that the Party conducting such action may not settle any such action, or make any admissions or assert any position in such action, in a manner that would materially adversely affect the Product Trademarks in the Harmony Territory nor the rights or interests of the other Party, without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.
(e)In any event, the Parties shall keep one another informed of the status of their respective activities regarding any litigation in the Harmony Territory involving a Product Trademark or settlement thereof and shall assist one another and cooperate in any such litigation at the other’s reasonable request (including joining as a party plaintiff to the extent necessary and requested by the other Party) and the other’s expense.
(f) Harmony and Bioprojet shall recover their respective actual out-of-pocket expenses, or proportionate percentages thereof, associated with any litigation against infringers undertaken pursuant to this Section 12.6 or settlement thereof from any resulting recovery made by either Party. Any excess amount of such a recovery shall be allocated between Harmony and Bioprojet as set forth in the following table to the extent such recovery represents damages pertaining to the infringement of a Product Trademark in the Harmony Territory:
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12.7 Termination of trademark license. Harmony’s right to use the Product Trademarks and the Bioprojet trade name shall terminate in the Harmony Territory upon termination or expiration of the Trademark License. Harmony shall take all such steps as Bioprojet may reasonably request to give effect to the termination of the license to the Product Trademark and Bioprojet trade name in the Harmony Territory and to record any documents that may be required to evidence the termination of such license and transfer to Bioprojet all rights, goodwill, registrations, recordations and the like for such Product Trademarks.
12.8Domain Names. The Parties shall discuss in good faith and agree upon how to handle any domain names containing the Product Trademarks.

Article 13

TERM AND TERMINATION

13.1Term. The term of this Agreement shall commence on the Signing Date and continue in force and effect, unless terminated earlier pursuant to Section 13.2, 13.3, 13.4, 13.5 or 13.6 below, until expiration of the last-to-expire Royalty Term (such period, the “Term”). Upon the expiration of the Term, the licenses granted to Harmony under Article 2 hereof will become non-exclusive, perpetual, irrevocable, fully paid up, non-assessable and non-royalty bearing, except where applicable for the Trademark Royalty Payments.
13.2Termination for Material Breach. Without prejudice to the rights and remedies of the Parties under this Agreement, this Agreement may be terminated by either Party, in the event of a material breach or default by the other Party (as more fully described in this paragraph), either on a country-by county basis or a Product-by-Product, or in its entirety, by written notice provided to the breaching Party in the following manner: (i) the terminating Party shall send written notice of the material breach or material default to the breaching Party specifying the claimed particulars of such breach in reasonable detail and its intention to terminate this Agreement in whole (which must be material in its significance to the terminating Party and have a seriously detrimental effect on the overall benefit that the innocent Party would otherwise derive from this Agreement) or in part with respect to specific countries in the Harmony Territory or specific Products, and (ii) the termination shall become effective ninety (90) days after written notice thereof was provided to the breaching Party, unless and if such material breach or default could be cured, and the breaching Party has cured any such material breach or default prior to the expiration of the ninety (90) day period.
13.3Termination for Bankruptcy. Either Party shall have the right to terminate this Agreement upon written notice to the other Party: (a) if such other Party is declared insolvent or bankrupt by a court of competent jurisdiction; (b) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against such other Party and such petition is not dismissed within ninety (90) calendar days after filing; (c) if such other Party shall make or execute an assignment of substantially all of its assets for the benefit of creditors; or (d) substantially all of the assets of such other Party are seized or attached and not released within ninety (90) calendar days thereafter.
13.4Termination for Patent Challenge. Bioprojet shall have the right to terminate this Agreement immediately upon notice to Harmony if Harmony, its Affiliate or its Sublicensees initiates or in any material respect, participates in or facilitates any action challenging the validity of Bioprojet Patents.
13.5Termination for Material Safety Issue. When a Party has a good faith belief that there is a Material Safety Issue with respect to a Product, that Party may (a) suspend, or require the suspension of, any activities under the Agreement impacted by the relevant Material Safety Issue with respect to such Product and (b) refer the matter to the relevant Regulatory Authority as soon as reasonably practicable (and never later than any required regulatory reporting timeline). If both Parties agree there is a Material Safety Issue or, if a Party disputes that there is a Material Safety Issue and the Regulatory Authority determines that there is a Material Safety Issue, the Regulatory Authority's decision shall be binding on the Parties and in each case either Party may terminate this Agreement in its entirety with respect to such Product.
13.6Termination prior to the Closing Date:
(a) Bioprojet shall have the right to terminate this Agreement immediately upon notice to the other Party: (i) to the extent Bioprojet has made its HSR filing in material respect in accordance with this Agreement, if the Clearance Date does not occur, within two (2) months as from the date on which the HSR filings are made in accordance with this Agreement or (ii) if the Clearance Date has occurred but Harmony has not provided to Bioprojet the Harmony Closing Certificate.
(b)Harmony shall have the right to terminate this Agreement upon notice to Bioprojet (i) to the extent Harmony has made its HSR filing in material respect in accordance with this Agreement, and diligently seeks Clearance, if the Clearance Date does not occur, within two (2) months as from the date on which the HSR filings are made in accordance with this Agreement or (ii) if the Clearance Date has occurred but Bioprojet has not provided to Harmony the Bioprojet Closing Certificate.

Article 14

EFFECT OF TERMINATION

14.1Accrued Obligations. The expiration or termination of this Agreement in whole or in part for any reason shall not release either Party from any liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination, nor will any termination of this Agreement in whole or in part preclude either Party from pursuing all rights and remedies it may have under this Agreement, or at law or in equity, with respect to breach of this Agreement.

14.2Rights on Termination of Agreement in its Entirety. This Section 14.2 shall apply upon any termination of this Agreement in its entirety.
(a)Wind-down Period, Commercialization. To avoid disruption in the availability of a Product to patients, if this Agreement is terminated after the First Commercial Sale of the a Product in the Harmony Territory, Harmony, its Affiliates and its Sublicensees shall continue to distribute such Product, in accordance with the terms and conditions of this Agreement, in the Harmony Territory for which Regulatory Approval therefor has been obtained, until eighteen (18) months after the date on which Bioprojet notifies Harmony in writing that Bioprojet has secured an alternative distributor or licensee for a Product in the Harmony Territory, but in no event more for than thirty six (36) months after the effective date of any termination of this Agreement (the “Wind-down Period”); provided that Harmony, its Affiliates and its Sublicensees shall cease such activities, or any portion thereof, in the Harmony Territory upon sixty (60) calendar days’ prior written notice by Bioprojet requesting that such activities (or portion thereof) be ceased. Notwithstanding any other provision of this Agreement, during the Wind-down Period, Harmony’s and its Affiliates’ and, subject to Section 14.2(f) below, Sublicensees’ rights with respect to a Product (including the Product Trademarks) in the Harmony Territory shall be non-exclusive and, without limiting the foregoing, Bioprojet shall have the right to engage one or more other distributor(s) and/or licensee(s) of a Product in all or part of the Harmony Territory and Harmony shall not have any obligation to incur additional costs to distribute such Product. Any Product sold or disposed by Harmony, its Affiliates and, subject to Section 14.2(f) below, its Sublicensees in the Harmony Territory during the Wind-down Period shall be subject to applicable payment obligations under Article 6 above. Within thirty (30) calendar days after expiration of the Wind-down Period, Harmony shall notify Bioprojet of any quantity of the Product(s) remaining in Harmony’s inventory and Bioprojet shall have the option, upon notice to Harmony, to repurchase any such quantities of the Product(s) from Harmony at the supply price paid by Harmony for such Product.
(b)Assignment of Regulatory Filings and Regulatory Approvals. Harmony shall assign (or cause to be assigned) to Bioprojet or its designee (or to the extent not so assignable, Harmony shall take all reasonable actions to make available to Bioprojet or its designee the benefits of) all Regulatory Filings for the Product(s) in the Harmony Territory, including any such Regulatory Filings made or owned by its Affiliates and/or Sublicensees. In each case, unless otherwise required by any Applicable Law or regulation or requested by Bioprojet, the foregoing assignment (or availability) shall be made within thirty (30) calendar days after the effective date of any termination of this Agreement. In addition, Harmony shall promptly provide to Bioprojet a copy of all Data and Harmony Know-How pertaining to the Product(s) in the Harmony Territory to the extent not previously provided to Bioprojet and Bioprojet shall have the right to use and disclose all Data and Harmony Know-How pertaining to the Product(s) following termination of this Agreement. In addition, all such Data and Harmony Know-How, to the extent specifically pertaining to the Product(s), shall be deemed Confidential Information of Bioprojet and not Confidential Information of Harmony (and will not be subject to the exclusions under Sections 10.1(a) or (e) above).
(c)Transition. Harmony shall use diligent efforts to cooperate at Bioprojet’s expense (or at Harmony’s expense if this Agreement is terminated for Harmony’s breach) with Bioprojet, and/or its designee to effect a smooth and orderly transition in the Development, sale and ongoing marketing, promotion and Commercialization of the Product(s) in the Harmony Territory during the Wind-down Period. Without limiting the foregoing, Harmony shall, upon written request from Bioprojet, provide Bioprojet copies of customer lists, customer data and other customer information relating to the Product(s) in the Harmony Territory (except as prevented by the applicable laws and regulations relating to the protection of personal information), which Bioprojet shall have the right to use and disclose. Without limiting the foregoing, Harmony shall use diligent efforts to conduct in an expeditious manner any activities to be conducted under this Section 14.2.
(d)Licenses. Effective as of the date of expiration of the Wind-down Period, Harmony hereby grants to Bioprojet an exclusive, worldwide, royalty-free license, with the right to grant sublicenses, under any

Patents owned or Controlled by Harmony related to the Product(s) for the purposes of making, using, developing, importing, selling, distributing, marketing and promoting the Product(s).
(e)Return of Materials. Within thirty (30) calendar days after the end of the Wind-down Period upon request by Bioprojet, Harmony shall either return to Bioprojet or destroy all tangible items comprising, bearing or containing trademarks (including the Product Trademarks), trade names, patents, copyrights, designs, drawings, formulas or other Data, photographs, samples, literature, sales and promotional aids (“Product Materials”) and Confidential Information of Bioprojet, that is in Harmony’s possession. Effective upon the end of the Wind-down Period, Harmony shall cease to use all trademarks and trade names of Bioprojet (including the Product Trademarks) in the Harmony Territory, and all rights granted to Harmony hereunder with respect to the Product(s) in the Harmony Territory shall terminate.
(f)Sublicensees. Any contracts with Sublicensees of the Product(s) in the Harmony Territory engaged by Harmony shall, at the request of Bioprojet in its discretion, be assigned to Bioprojet to the furthest extent possible; provided that such assignment is accepted by the Sublicensee(s) in the Harmony Territory. In the event such assignment is not requested by Bioprojet or is not accepted by such Sublicensee(s), then the rights of such Sublicensees with respect to the Product(s) in the Harmony Territory shall terminate upon the termination of Harmony’s rights with respect to the Harmony Territory. Harmony shall ensure that its Affiliates and such Sublicensees (if not assigned to Bioprojet pursuant to this Section 14.2(f)) shall transition all rights in and to the Product(s) back to Bioprojet in the manner set forth in this Section 14.2 as if such Affiliate or Sublicensee were named herein.
14.3Rights on Termination of Agreement in part. The provisions of Sections 14.2(a) to 14.2(f) shall apply adapted as necessary to reflect the partial nature of the termination (i.e. applying them on a country-by country basis or Product-by-Product basis), save with respect to Sections 14.2(e) and 14.2(f) to the extent that the same would impact either Party's ongoing performance of the balance of the Agreement.
14.4No Renewal, Extension or Waiver. Acceptance of any order from, or sale or license of, any Product(s) to Harmony after the notice or effective date of expiration or termination of this Agreement in its entirety shall not be construed as a renewal or extension hereof, or as a waiver of expiration or termination of this Agreement in its entirety.
14.5Survival. Upon the expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate except those described in the following Sections: Sections 10.1, 10.2, 10.3, 10.4, 10.8, 11.3(b), 12.6(f), Article 13, Article 14, Article 16, Article 19, Sections 20.2 ,20.3, 20.4, 20.6, 20.7, 20.11, and 20.12.
Article 15

REPRESENTATIONS, WARRANTIES AND COVENANTS

15.1Representations and Warranties of Bioprojet. Bioprojet represents and warrants to Harmony that, as of the Signing Date:
(a)Bioprojet is a corporation duly organized, validly existing and is in good standing under the laws of France, is qualified to do business and is in good standing;
(b)this Agreement and the other Transaction Documents are legal and valid obligations binding upon Bioprojet and enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement by Bioprojet has been duly authorized by all necessary corporate action and does not and will not in any material respect: (i) to Bioprojet’s knowledge, violate any applicable law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over Bioprojet; nor (ii) conflict with, or constitute a default under, any agreement, instrument or understanding by which Bioprojet is bound;
(c)Bioprojet has the full right and authority to grant the rights and licenses as provided herein;
(d)Bioprojet has not previously granted any right, license or interest in or to the Bioprojet Patents, or any portion thereof, that is in conflict with the rights or licenses granted to Harmony under this Agreement;
(e)there is no action or proceeding pending against Bioprojet that questions in any material respect the validity of this Agreement or any action taken by Bioprojet in connection with the execution of this Agreement;
(f)Bioprojet has obtained all necessary consents, approvals and authorizations of all governmental authorities and other Third Parties required to be obtained by it in connection with the execution, delivery and performance of this Agreement;
(g)to Bioprojet’s actual knowledge after due enquiry of its employees in charge of patent related matters within Bioprojet organization and without a requirement on them to engage external counsel to undertake a FTO analysis, the exploitation of the Product as currently contemplated does not infringe the intellectual property of any Third Party;
(h)to Bioprojet’s actual knowledge, there is no infringement by a Third Party of any of the Bioprojet Patents or the Bioprojet Know-How;
(i)to Bioprojet’s actual knowledge, none of the issued Bioprojet Patents are invalid or unenforceable; and
(j)Bioprojet is in compliance in all material respects with all, and has not violated in any material respect any, applicable laws with respect to the conduct of its business or the ownership or operation of its properties or assets. Bioprojet is in compliance with, and has conducted and does not have any director, officer, agent, employee, affiliate or other representative who is debarred pursuant to the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a, as amended, or any similar state law or regulation; excluded by the Office of Inspector General pursuant to 42 U.S.C. § 1320a-7 et seq. or any state agency from participation in any federal or state health care program; or otherwise disqualified or restricted by FDA pursuant to 21 C.F.R. § 312.70 or any other regulatory authority.
15.2Covenants, Representations and Warranties of Harmony. Harmony represents and warrants to Bioprojet that, as of the Signing Date:
(a)Harmony is a limited liability company duly organized, validly existing and is in good standing under the laws of the State of Delaware and is qualified to do business and is in good standing in each other state in which the failure to be so qualified and in good standing would result in a material adverse effect;
(b)this Agreement and the other Transaction Documents are legal and valid obligations binding upon Harmony and enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement by Harmony has been duly authorized by all necessary limited liability company action and does not and will not in any material respect: (i) require the consent or approval of Harmony’s stockholders; (ii) to Harmony’s knowledge, violate any applicable law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over Bioprojet; nor (iii) conflict with, or constitute a default under, any agreement, instrument or understanding, by which Harmony is bound;
(c)Harmony has the full right and authority to grant the rights and licenses granted herein;

(d)there is no action or proceeding pending against Harmony that questions in any material respect the validity of this Agreement or any action taken by Harmony in connection with the execution of this Agreement;
(e)Harmony has conducted an independent due diligence on the Licensed Assets and the Product(s), with the assistance of its advisers; and
(f) Harmony is in compliance in all material respects with all, and has not violated in any material respect any, applicable laws with respect to the conduct of its business or the ownership or operation of its properties or assets, including the following laws, as applicable: (i) the laws composing the Medicare and Medicaid Programs, including applicable provisions of the Social Security Act (e.g., Civil Monetary Penalties Act, 42 U.S.C. § 1320a-7a, and the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b), (ii) (x) any other laws prohibiting rebates, kickbacks, fee-splitting or other financial incentives or inducements, including providing products or services below cost for the referral or continuation of business, and (y) the False Claims Act, 31 U.S.C. § 3729 et seq., and (iii) laws enforced by the FDA, including the FDCA and Section 21 of the C.F.R. Harmony is in compliance with, and has conducted and does not have any director, officer, agent, employee, affiliate or other representative who is debarred pursuant to the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a, as amended, or any similar state law or regulation; excluded by the Office of Inspector General pursuant to 42 U.S.C. § 1320a-7 et seq. or any state agency from participation in any federal or state health care program; or otherwise disqualified or restricted by FDA pursuant to 21 C.F.R. § 312.70 or any other regulatory authority.
15.3DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OR VALIDITY OF ANY PATENTS ISSUED OR PENDING.
15.4HSR Filing. Promptly following the Signing Date and no later than fourteen (14) Business Days thereafter, each Party will promptly prepare and submit any necessary filings with the Federal Trade Commission (“FTC”) and the Antitrust Division of the U.S. Department of Justice (“DOJ”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. §18a), as amended (“HSR”) with respect to this Agreement and the transactions contemplated hereby (collectively, the “HSR Filing”) and will use Commercially Reasonable Efforts to obtain expiration of waiting period. Each Party shall (i) promptly notify the other of, and if in writing, furnish the other with copies of any communications from or with the FTC, DOJ or other governmental authority with respect to this Agreement; (ii) permit the other to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed written or oral communication with the FTC, DOJ or other governmental authority; (iii) not participate in any substantive meeting or have any substantive communication with any governmental authority unless it has given the other party a reasonable opportunity to consult with it in advance and, to the extent permitted by such governmental authority, gives the other the opportunity to attend and participate therein; and (iv) furnish the other party’s outside legal counsel with copies of all filings and communications between it and any such governmental authority with respect to the Agreement; provided however, that such material may be redacted as necessary to comply with contractual arrangements, address legal privilege, or comply with applicable law. Each Party shall also furnish the other party’s outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such governmental authority. Each Party will be responsible for its own costs; provided that Harmony will pay all filing fee(s) required in the event of an HSR filing or filing for other governmental clearance. Both Parties will use their respective Commercially Reasonable Efforts to cause the clearance to be obtained as quickly as possible. However, neither Party will be required to propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets or businesses or otherwise take any action that limits the freedom of action with respect to, or its ability to retain any of their respective businesses. In the event that any such approval or expiration of waiting period, as applicable, does not occur within two (2) months from date on which the

HSR filings are made in accordance with this Agreement, either Party may terminate this Agreement under the conditions set forth in Section 13.6 herein.

Article 16

INDEMNIFICATION

16.1Indemnification of Bioprojet. Harmony shall indemnify and hold harmless each of Bioprojet, its Affiliates and the directors, officers, shareholders and employees of such entities and the successors and assigns of any of the foregoing (the “Bioprojet Indemnitees”), from and against any and all liabilities, damages, penalties, fines, costs, expenses, claims, actions, suits or proceedings (including, reasonable attorneys’ fees and other expenses of litigation) (“Liabilities”) incurred by any Bioprojet Indemnitee as a result of: (a) claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claim”) arising from or in connection with the use or Commercialization of any Product(s) by or on behalf Harmony, its Affiliates or Sublicensees in the Harmony Territory including, any Product Liability Claim in the Harmony Territory; (b) any breach of any representations, warranties or covenants by Harmony in Article 15 above; (c) any of the representations and warranties given by Harmony in Section 15.2 hereof being untrue or incorrect as of the Effective Date (as if given on the Effective Date) in any material respect as a result of Harmony’s actions or inactions during the period beginning on the Signing Date and ending on the Effective Date (including without limitation the items disclosed by Harmony pursuant to clause (A) of Section 17.2(a)(i)), except to the extent such Liabilities fall within the scope of Bioprojet’s indemnification obligations set forth in Section 16.2 below or result from the wilful misconduct of a Bioprojet Indemnitee.
16.2Indemnification of Harmony. Bioprojet shall indemnify and hold harmless each of Harmony, its Affiliates and Sublicensees and the directors, officers and employees of Harmony, its Affiliates and Sublicensees and the successors and assigns of any of the foregoing (the “Harmony Indemnitees”), from and against any and all Liabilities incurred by any Harmony Indemnitee as a result of: (a) a Third Party Claim arising from or in connection with the use or Commercialization of any Product(s) by or on behalf Bioprojet or its licensee in the Bioprojet Territory; (b) any breach of any representations, warranties or covenants by Bioprojet in Article 15 above; (c) any of the representations and warranties given by Bioprojet in Section 15.1 hereof being untrue or incorrect as of the Effective Date (as of given on the Effective Date) in any material respect as a result of Bioprojet’s actions or inactions during the period beginning on the Signing Date and ending on the Effective Date (including without limitation the items disclosed by Bioprojet pursuant to clause (A) of Section 17.2(b)(i)); or (d) if the Clearance Date has occurred, any suit, action or other proceeding pending or threatened before any court, governmental body or administrative or other agency (whether filed or arising before, on or after the Clearance Date) wherein an unfavorable injunction, judgment, order, decree, ruling or charge could be reasonably likely to (A) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; except to the extent such Liabilities fall within the scope of Harmony’s indemnification obligations set forth in Section 16.1 above or result from the wilful misconduct of a Harmony Indemnitee.
16.3Procedure. A Party that intends to claim indemnification under this Article 16 (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof. The indemnity arrangement in this Section 16.3 shall not apply to amounts paid in settlement of any action with respect to a Third Party Claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 16.3, but the omission to so deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may have to any Indemnitee otherwise than under this Section 16.3. The Indemnitee under this Section 16.3 shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this indemnification.

16.4Disclaimer of Liability. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS AND EMPLOYEES BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY THE OTHER PARTY UNDER THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE OR OTHERWISE. NOTWITHSTANDING THE FOREGOING, THIS DISCLAIMER DOES NOT APPLY TO LIABILITY OR DAMAGES (A) RESULTING FROM A BREACH OF CONFIDENTIALITY OBLIGATIONS OF A PARTY UNDER Article 10, OR (B) SUBJECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS PURSUANT TO SECTIONS 16.1 AND 16.2. For the avoidance of doubt, out-of-pocket costs shall not by their sole nature be deemed indirect or incidental damages and may be regarded as direct damages to the extent directly related to the breach.
16.5Insurance. Each Party shall secure and maintain in effect, during the Term of this Agreement and for a period of five (5) years thereafter, comprehensive general liability insurance (including product liability insurance), underwritten by a reputable insurance carrier, in a form and having liability limits standard and customary for entities in the pharmaceutical industry based on such Party’s activities and indemnification obligations under this Agreement, as applicable. Each Party shall furnish to the other Party, on request, certificates of insurance setting forth the amount of liability insurance and shall provide the other Party at least thirty (30) calendar days’ written notice prior to any termination or material reduction to the level of coverage.
Article 17

CLOSING

17.1Closing. Subject to the satisfaction of the conditions set forth in Section 17.2 below, the closing (the “Closing”) of the transactions contemplated by this Agreement shall take place in no event later than the third business day following the date on which all the conditions set forth in Section 17.2 below shall have been satisfied or waived, unless another time and/or date is agreed to by Harmony and Bioprojet in writing.
17.2Closing Conditions.
(a)The obligation of Bioprojet to consummate the Closing is subject to the satisfaction of the following conditions on or prior to the Closing:
(i)Harmony shall deliver to Bioprojet a certificate signed by Harmony, dated the Effective Date, stating that (A) except as otherwise disclosed on such certificate, during the period beginning on the Signing Date and ending on the Effective Date Harmony has taken no action, or failed to take any action, that resulted in the representations and warranties given by Harmony in Section 15.2 hereof being untrue or incorrect as of the Effective Date and (B) except as otherwise disclosed on such certificate, as of the Effective Date, Harmony does not have actual knowledge that any of the representations and warranties given by Harmony in Section 15.2 are untrue or incorrect as of the Effective Date; and
(ii)the Clearance Date shall have occurred.
(b)The obligation of Harmony to consummate the Closing is subject to the satisfaction of the following conditions on or prior to the Closing:
(i)Bioprojet shall deliver to Harmony a certificate signed by Bioprojet, dated the Effective Date, stating that (A) except as otherwise disclosed on such certificate, during the period beginning on the Signing Date and ending on the Effective Date Bioprojet has taken no action, or failed to take any action, that resulted in the representations and warranties given by Bioprojet in Section 15.1 hereof being untrue or incorrect as of the Effective Date and (B) except as otherwise disclosed on such certificate, as of the Effective Date, Bioprojet does not have actual knowledge that any of the representations and warranties given by Bioprojet in Section 15.1 are untrue or incorrect as of the Effective Date; and
(ii)the Clearance Date shall have occurred.
Article 18

EXCLUSIVITY

18.1Exclusivity. During the period beginning on the Signing Date and ending upon the Effective Date or termination of this Agreement, if later, in accordance with its terms, Bioprojet shall not engage in discussions or negotiations (or provide information to) any Third Party (regardless of whether such Third Party has been contacted by Bioprojet or its representatives before and whether such Third Party has previously engaged in discussions or negotiations with Bioprojet or its representatives), solicit offers or enter into any binding agreement or non-binding term sheet with any Third Party whatsoever regarding the Development, Manufacture Commercialization of the Product(s) in the Harmony Territory that conflicts with this Agreement or is detrimental to Harmony’s interests therein.
Article 19

DISPUTE RESOLUTION

19.1Arbitration.
(a)In the event a dispute arises and the Parties are unable, for any reason, to resolve it through the JSC (each, a “Dispute”), either Party may submit such Dispute to arbitration for final resolution by arbitration request under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three (3) arbitrators appointed in accordance with the said Rules (each such arbitration, an “Arbitration”). Each Arbitration will be conducted in English and all foreign language documents shall be submitted in the original language. The place of arbitration shall be Paris, France and the language used in the arbitral proceedings shall be English. The arbitrators in any Arbitration shall enforce and not modify the terms of this Agreement. The award of the arbitrators shall be final and binding on each Party and its respective successors and assigns. All costs and expenses of any Arbitration, including reasonable attorneys’ fees and expenses and the administrative and arbitrator fees and expenses, shall be borne by the Parties as determined by the arbitrators.
(b)Confidentiality. Except to the limited extent necessary to comply with applicable law, legal process, or a court order or to enforce a final settlement agreement or secure enforcement or vacatur of the arbitrators’ award, the Parties agree that the existence, terms and content of any Arbitration, all information and documents disclosed in any Arbitration or evidencing any arbitration results, award, judgment or settlement, or the performance thereof, and any allegations, statements and admissions made or positions taken by either Party in any Arbitration shall be treated and maintained in confidence and are not intended to be used or disclosed for any other purpose or in any other forum.
(c)Communications with Internal Counsel. In the course of the negotiation and implementation of this Agreement and the resolution of any disputes, investigations, administrative or other proceedings relating thereto, each Party will call upon the members of its internal legal department to provide advice to such Party and its directors, employees and agents on legal matters. Notwithstanding any rights to the contrary under applicable procedural or substantive rules of applicable law, each Party agrees not to request, produce or otherwise use any such communications between members of its legal department and directors, employees or agents in connection with any such disputes, investigations, administrative or other proceedings, to the extent such communications, if they had been exchanged between such Party and external attorneys, would have been covered by legal privilege and not disclosable.

Article 20

GENERAL PROVISIONS

20.1Force Majeure. If the performance of any part of this Agreement (except for any payment obligation under this Agreement) by either Party is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of such Party (including, fire, flood, earthquake, tsunami, embargo, power shortage or failure, acts of war, insurrection, pandemic or epidemic, riot, terrorism, strike, lockout or other labor disturbance, acts of God or any acts, omissions or delays in acting of the other Party), the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay; provided that the affected Party shall use its Commercially Reasonable Efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.
20.2Governing Law. This Agreement and all questions regarding its validity or interpretation, or the breach or performance of this Agreement and resolution of all Disputes and any remedies relating thereto, shall be governed by, and construed and enforced in accordance with, the laws of England and Wales, without reference to conflict of law principles.
20.3Waiver of Breach. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.
20.4Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by both Parties hereto. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by both Parties hereto.
20.5Severability. In the event any provision of this Agreement should be held invalid, illegal, or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions of this Agreement shall remain in full force and effect in such jurisdiction. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. In the event a Party seeks to avoid a provision of this Agreement by asserting that such provision is invalid, illegal or otherwise unenforceable, the other Party shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice to the asserting Party, unless such assertion is eliminated and the effect of such assertion cured within such sixty (60) day period. Any termination in accordance with the foregoing shall be deemed a termination under Section 13.2 by reason of a breach by the Party who made such assertion. Further, if any statute or statutory provision is enacted, re-enacted, amended or extended in a way that makes it no longer commercially reasonable to pursue the Development or Commercialization contemplated by this Agreement the Parties consider the situation in good faith and shall use Commercially Reasonable Efforts, including amendment or modification of this Agreement, to try to achieve the same economic result through an alternative arrangement that most nearly reflects the original intent of the Parties.
20.6Entire Agreement; Amendments. This Agreement (including the Exhibits attached hereto), together with the Transaction Documents (when executed), constitute the entire agreement between the Parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements, representations and/or understandings. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.
20.7Notices. Unless otherwise agreed by the Parties or specified in this Agreement, all communications between the Parties relating to, and all written documentation to be prepared and provided under, this Agreement shall be in the English language. Any notice required or permitted under this Agreement shall be in writing in the English language, and (a) delivered personally, (b) sent by express courier service providing evidence of receipt, postage pre-paid where applicable, or (c) by electronic transmission or facsimile (complete transmission confirmed and a copy promptly sent by another permissible method of providing notice described in paragraph (a) or (b) above), to the following addresses of the Parties (or such other address for a Party as may be specified by like notice):

To Bioprojet:	To Harmony:

Bioprojet Société Civile de Recherche 30, rue des Francs-Bourgeois, 75003 Paris, France Attention: [***]	Harmony Biosciences, LLC 630 W. Germantown Pike, Suite 215, Plymouth Meeting, Pennsylvania, USA Attention:legal@harmonybiosciences.com

With a copy to:	With a copy to:
McDermott Will & Emery AARPI 23 rue de l’Université 75007 Paris, France Attention: Emmanuelle Trombe [***]	Hogan Lovells US LLP 100 International Drive Baltimore, Maryland 21208 USA Attention: William Intner [***]

Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the Party to whom it is addressed.

20.8Assignment. This Agreement shall not be assignable by either Party to any Third Party hereto without the written consent of the other Party hereto. Either Party shall have the right to assign this Agreement to an Affiliate, with the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed); provided that the assigning Party guarantees the performance of this Agreement by such Affiliate and such Affiliate agrees in a writing delivered to the non-assigning Party to assume all of the rights and obligations of the assigning Party under this Agreement; and further provided that if the non-assigning Party reasonably believes such assignment could result in material adverse tax consequences to the non-assigning Party, the non-assigning Party shall have no obligation to consent to the proposed assignment. Subject to the foregoing, this Agreement shall inure to the benefit of each Party, its successors and permitted assigns. Any assignment of this Agreement in contravention of this Section 20.8 shall be null and void.
20.9No Partnership or Joint Venture. Nothing in this Agreement is intended, or shall be deemed, to establish a joint venture or partnership between Harmony and Bioprojet. Neither Party to this Agreement shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement or undertaking with any Third Party.
20.10Third Party Rights. Except as expressly stated in this Agreement, a person who is not a Party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

20.11Anti-Corruption Laws and Sanctions and Export Controls.
(a)Sanctions and Export Controls. Neither Party shall be required to take or refrain from taking any action that would be prohibited or penalisable under any Sanctions and Export Controls.
(b)Anti-Corruption Laws. Each Party shall fully comply, and shall procure that its Affiliates, Approved Contractors and Sub-Licensees and its and their respective directors, officers, employees, contractors, agents and authorised representatives, comply with Anti-Corruption Laws.
20.12Interpretation. The captions to the several Articles and Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under generally accepted cost accounting principles, but only to the extent consistent with its usage and the other definitions in this Agreement.
20.13Counterparts; Other Matters. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures to this Agreement delivered by facsimile or similar electronic transmission will be deemed to be binding as originals. This Agreement is established in the English language. Any translation in another language shall be deemed for convenience only and shall never prevail over the original English version.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this License and Commercialization Agreement as of the date first set forth above.

Bioprojet Société Civile de Recherche

BY:	/s/ Jeanne-Marie Lecomte
NAME:	Jeanne-Marie Lecomte
TITLE:	Chairman

Harmony Biosciences, LLC

BY:	/s/ John Jacobs
NAME:	John Jacobs
TITLE:	President & CEO

EXHIBIT 1.11

Bioprojet Patents

Territory	Filing date	Filing number	Title	Status
[***]	[***]	[***]	[***]	[***]

EXHIBIT 3.1(a)

Initial Development Plan

[***]